UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

DENNY’S CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

203 East Main Street
Spartanburg, South Carolina 29319
March 29, 2018
To Our Stockholders:
You are cordially invited to attend virtually the Annual Meeting of Stockholders of Denny’s Corporation to be held at 8:30 a.m., Eastern Time, on Wednesday, May 9, 2018. This year's annual meeting, which will be a completely virtual meeting of stockholders, will be conducted via live webcast. You will be able to participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/DENN2018.
Instructions regarding how to attend the meeting online and details concerning the business to be conducted at the annual meeting are more fully described in the accompanying formal Notice of Meeting and Proxy Statement.
We are pleased to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission's "notice and access" rules. As a result, a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy materials, including this proxy statement and our 2017 Annual Report, is being mailed to stockholders on or about March 29, 2018. The Notice also provides instructions on how stockholders can receive paper copies of our proxy materials as well as instructions on how to vote over the Internet, by telephone or by mail.
Whether or not you attend the meeting online, it is important to us that your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed proxy card or vote via telephone or the Internet as directed on the proxy card at your earliest convenience.
Thank you for your continued interest in and ongoing support of the Denny's brand.

On Behalf of the Board of Directors,

Sincerely,

Brenda J. Lauderback
Board Chair

___________________
NOTICE OF MEETING
___________________
Spartanburg, SC
March 29, 2018
The Annual Meeting of Stockholders of Denny’s Corporation will be held virtually on Wednesday, May 9, 2018 at 8:30 a.m., Eastern Time, for the following purposes as described in the accompanying Proxy Statement:

1.	To elect the ten (10) nominees named in the accompanying Proxy Statement to the Board of Directors;

2.	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 26, 2018;

3.	To vote on a non-binding advisory resolution to approve the compensation paid to the Company’s named executive officers;

4.	To consider and vote on the stockholder proposal described in the attached Proxy Statement, if properly presented at the meeting; and

5.	To transact such other business as may properly come before the meeting.
This year's annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/DENN2018. Because the annual meeting is virtual and being conducted via live webcast, stockholders will not be able to attend the annual meeting in person. Details regarding how to participate in the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2018
The proxy statement and the 2017 Annual Report of Denny’s Corporation are available at http://materials.proxyvote.com/24869P.
YOUR VOTE IS IMPORTANT
Only holders of record of Denny’s Corporation common stock at the close of business on March 13, 2018 will be entitled to notice of, and to vote at, the annual meeting.
Whether or not you plan to participate in the annual meeting online, we hope you will vote as soon as possible in advance of the meeting. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card. Voting over the Internet or by telephone or written proxy will ensure your representation at the annual meeting regardless of whether you attend the virtual meeting.

By order of the Board of Directors,

J. Scott Melton
Assistant General Counsel, Corporate Governance Officer and Secretary

Proxy Statement Table of Contents

__________________
PROXY STATEMENT
__________________
March 29, 2018
GENERAL

Introduction
The Annual Meeting of Stockholders of Denny’s Corporation, a Delaware corporation, will be held virtually on Wednesday, May 9, 2018, at 8:30 a.m., Eastern Time (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Denny’s Corporation (the “Board”) to be used at the upcoming Annual Meeting. The information provided herein concerns not only Denny’s Corporation, but also Denny’s, Inc., a subsidiary which Denny’s Corporation wholly owns. Substantially all operations of Denny’s Corporation are currently conducted through Denny’s, Inc. Because the Annual Meeting is virtual and being held via live webcast, stockholders will not be able to attend the Annual Meeting in person but may participate by joining the live webcast as further described below.

Stockholder Voting
You may vote at the Annual Meeting either by proxy or personally at the Annual Meeting. Only holders of record of common stock of Denny’s Corporation, par value $0.01 per share (the “Common Stock”) as of the close of business on March 13, 2018 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement is first being made available to each such stockholder beginning on or about March 29, 2018.

Voting by Proxy
To vote by proxy, you must either properly execute and return (prior to the Annual Meeting) the proxy card or follow the instructions set forth in the enclosed proxy card to vote by phone or on the Internet. Where you have appropriately specified how your proxy is to be voted, it will be voted accordingly. If no specifications are made, your proxy will be voted (i) in favor of the ten (10) nominees to the Board; (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the year ending December 26, 2018; (iii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s named executive officers, as described herein; and (iv) against the stockholder proposal described further herein. The Company does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matter of business is brought before the Annual Meeting, the proxy holders may vote the proxies at their discretion.
If you execute a proxy, you may revoke it at any time before it is exercised by delivering a written notice to J. Scott Melton, Assistant General Counsel, Corporate Governance Officer and Secretary of Denny’s Corporation, either at the Annual Meeting or prior to the date of the Annual Meeting at the Denny’s Corporation Corporate offices, 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by participating in the virtual meeting and voting online. If you vote by telephone or by accessing the Internet voting website (which is separate from the meeting website described further below), you may also revoke your proxy by re-voting using the same procedure no later than 11:59 p.m., Eastern Time, on Tuesday, May 8, 2018.

Voting at the Meeting

Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are a stockholder of record. As a stockholder of record, you have the right to grant your voting proxy directly to the Company and vote your shares by proxy in the manner described above, or you may personally vote your shares at the Annual Meeting. To participate and vote personally at the meeting, visit www.virtualshareholdermeeting.com/DENN2018, using the 16-digit control number on the Notice of Internet Availability of Proxy Materials (the "Notice") or other proxy card. Even if you plan to participate in the meeting, we recommend that you vote in advance by proxy, in case you later change your mind and determine not to participate in the meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting online. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting online unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions in the Notice.

Voting Requirements
At the Annual Meeting, holders of Common Stock will have one vote per share and a quorum, consisting of a majority of the outstanding shares of Common Stock as of the Record Date, represented in person or by proxy, will be required for the transaction of business by stockholders. A quorum being present, directors will be elected and the other actions proposed in the accompanying Notice of Meeting will be decided by a majority of votes cast on the matter. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached, but will not be counted in determining the number of shares voted “for” or “against” any director-nominee or on any other proposal, and therefore will not affect the outcome of any proposal. As of the close of business on the Record Date, 64,256,618 shares of Common Stock were issued and outstanding and entitled to be voted at the Annual Meeting.

Participating in the Annual Meeting

This year’s Annual Meeting will be a completely virtual meeting of stockholders and will be webcast live over the Internet. Please go to www.virtualshareholdermeeting.com/DENN2018 for instructions on how to participate in the Annual Meeting. Any stockholder may participate and listen live to the webcast of the Annual Meeting over the Internet at such site. Stockholders as of the Record Date may vote and submit questions either in advance of or while participating in the Annual Meeting via the Internet by using the 16-digit control number included in the Notice or proxy card that accompanied these proxy materials. The webcast starts at 8:30 a.m., Eastern Time. We encourage you to access the meeting prior to the start time.

Why a Virtual-Only Meeting?

Denny’s has conducted virtual-only annual stockholder meetings in 2016 and 2017 and will do so again in 2018. The decision to continue to conduct virtual-only annual stockholder meetings is driven by a number of factors discussed below.

Denny’s ownership is closely held. Currently over 75% of Denny’s outstanding common stock is held by 20 institutional stockholders, and approximately 85% is held by 40 institutional stockholders. We maintain an active dialogue with these institutional stockholders particularly following our year-end earnings release in February each year. Over the last five years that we conducted meetings with the traditional meeting format, only once did one of our top 40 stockholders attend our annual meeting. Conducting the annual meeting virtually increases the opportunity for all stockholders to participate and communicate their views to a much wider audience.

Only three retail stockholders have regularly attended when we utilized the traditional meeting format. Over the last five years that we conducted annual meetings, (aside from employees and directors), we have had only three retail stockholders who have regularly attended our annual stockholders meeting. Our total stockholder attendance from 2011 to 2015 (aside from employees and directors) dwindled from eight to three. Our regular attendees have continued to participate in the virtual-only meetings the last two years, with two of the three asking questions/making comments at last year’s meeting.

A virtual-only meeting format offers significant time and cost savings to both the Company and its investors. Since our stock ownership is mainly held by large institutional investors, with only routine matters typically being addressed at the meeting, virtual-only meetings offer significant time and cost savings to both the Company and its investors. Organizing and conducting a traditional stockholder meeting, attended by only a handful of people, requires the efforts of approximately 15-20 additional employees and contractors, beyond those who now support our Board and virtual meetings. In addition, holding the meeting virtually allows us to make much more efficient use of the time of our independent directors, who are in our offices for a limited time for the related meeting of our Board of Directors

We believe virtual-only meetings offer the potential for increased overall stockholder participation. Without the added cost or planning involved in attending in-person stockholder meetings, we believe virtual-only meetings offer the potential for increased overall stockholder participation, and the ability to ask questions anonymously may encourage otherwise hesitant stockholders to contribute. Additionally, because the question-and-answer session during regular meetings is often limited, virtual meetings could potentially expand the number of questions that get asked and answered by utilizing a streamlined Q&A process. Also allowing stockholders to submit questions in advance of the meeting, and management’s ability to group stockholder questions and combine responses, could result in more thorough, well-considered responses. The audio webcast of the meeting generally remains available on the Company’s website after the conclusion of the meeting, creating a record for later review.

Given the above listed factors, we feel a virtual-only meeting is the right choice for Denny’s and its stockholders at this time.

Equity Security Ownership

Principal Stockholders
The following table sets forth the beneficial ownership of Common Stock by each stockholder known by the Company as of March 13, 2018, unless otherwise indicated, to own more than 5% of the outstanding shares of Common Stock. As of March 13, 2018, 64,256,618 shares of the Common Stock were issued and outstanding and entitled to be voted at the Annual Meeting.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
T. Rowe Price Associates, Inc.
(and related entities) 100 E. Pratt Street Baltimore, MD 21202	9,898,537	(1)	15.4%
Avenir Corporation
1775 Pennsylvania Avenue N W, Suite 650 Washington, DC 20006	5,932,641	(2)	9.2%
Wells Fargo & Company
(and related entities) 420 Montgomery Street San Francisco, CA 94163	4,849,342	(3)	7.5%
BlackRock, Inc.
(and related entities) 55 East 52nd Street New York, NY 10055	4,458,799	(4)	6.9%
Renaissance Technologies LLC
(and related entities) 800 Third Avenue New York, NY 10022	3,810,711	(5)	5.9%
_________

(1)
Based upon the Schedule 13G/A filed with the Securities and Exchange Commission (the "SEC") on February 14, 2018, T. Rowe Price Associates, Inc., an investment adviser, is the beneficial owner of 9,898,537 shares and has sole voting power with respect to 1,835,845 shares and sole investment power with respect to 9,898,537 shares. T. Rowe Price Small-Cap Stock Fund, Inc., an investment company, is deemed to be the beneficial owner of 4,097,000 shares and has sole voting power with respect to 4,097,000 shares.

(2)
Based upon the Schedule 13G/A filed with the SEC on February 14, 2018, Avenir Corporation, an investment adviser, is the beneficial owner of and has shared voting power and shared investment power with respect to the listed shares. Additionally, Peter C. Keefe and James H. Rooney are deemed beneficial owners of and have shared voting power and shared investment power with respect to the listed shares.

(3)
Based upon the Schedule 13G/A filed with the SEC on January 29, 2018, Wells Fargo & Company, a parent holding company, is the beneficial owner of 4,849,342 shares, has sole voting power and sole investment power with respect to 60,496 shares, shared voting power with respect to 1,329,701 shares, and shared investment power with respect to 4,788,577 shares. Aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes beneficial ownership of its subsidiaries Wells Fargo Clearing Services, LLC, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Golden Capital Management, LLC, Wells Fargo Bank, National Association, Wells Fargo Advisors Financial Network, LLC, and Analytic Investors, LLC.

(4)
Based upon the Schedule 13G/A filed with the SEC on January 29, 2018, BlackRock, Inc., as a parent holding company, is the beneficial owner of 4,458,799 shares and has sole voting power with respect to 4,292,680 shares and sole investment power with respect to 4,458,799 shares. Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes beneficial ownership of its subsidiaries Blackrock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited and BlackRock Investment Management, LLC.

(5)
Based upon the Schedule 13G filed with the SEC on February 14, 2018, Renaissance Technologies LLC "RTC", an investment adviser, and Renaissance Technologies Holding Corporation, the majority owner of RTC, are beneficial owners of 3,810,711 shares and have sole voting power with respect to 3,507,599 shares, sole investment power with respect to 3,608,046 shares and shared investment power with respect to 202,665 shares.

Management
The following table sets forth, as of March 13, 2018, the beneficial ownership of Common Stock by: (i) each current member of the Board, (ii) each director nominee of Denny’s Corporation to the Board, (iii) each named executive officer included in the Summary Compensation Table elsewhere in this Proxy Statement, and (iv) all current directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership (1)(2)	Percentage of Common Stock
Bernadette S. Aulestia	-	*
Gregg R. Dedrick	94,209	*
José M. Gutiérrez	75,062	*
George W. Haywood	75,879	*
Brenda J. Lauderback	154,654	*
Robert E. Marks	259,782	*
John C. Miller	1,032,720	1.6%
Donald C. Robinson	139,861	*
Debra Smithart-Oglesby	204,687	*
Laysha Ward	103,717	*
F. Mark Wolfinger	1,013,094	1.6%
Christopher D. Bode	65,488	*
Timothy E. Flemming	232,191	*
Michael L. Furlow	-	*
All current directors and executive officers as a group (17 persons)	3,806,007	5.8%
____________

*	Less than 1%.

(1)
The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the right to acquire (as of March 13, 2018 or within 60 days thereafter) through the exercise of stock options: (i) Mr. Wolfinger (297,200 shares), (ii) Mr. Flemming (114,000 shares), and (iii) all current directors and executive officers as a group (448,700 shares).

(2)
The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the vested right to acquire (as of March 13, 2018 or within 60 days thereafter) through the conversion of either restricted stock units, deferred stock units (on a designated date or upon termination of service as a director of Denny’s Corporation), or performance share units deferred pursuant to the Denny's Deferred Compensation plan (on a designated date or upon termination as an employee of Denny’s): (i) Mr. Dedrick (23,372 shares), (ii) Mr. Gutiérrez (75,062 shares), (iii) Mr. Haywood (75,879 shares), (iv) Ms. Lauderback (154,654 shares), (v) Mr. Marks (158,249 shares), (vi) Mr. Miller (235,694 shares), (vii) Mr. Robinson (139,861 shares), (viii) Ms. Smithart-Oglesby (204,687 shares), (ix) Ms. Ward (92,267 shares), and (x) all current directors and executive officers as a group (1,198,915 shares).

Equity Compensation Plan Information
The following table sets forth information as of December 27, 2017 with respect to compensation plans of the Company under which equity securities of Denny’s Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,168,157	(1)	$2.80	4,328,484	(3)
Equity compensation plans not approved by security holders	200,000	(4)	$3.89	704,166	(5)
Total	4,368,157		$3.04	5,032,650

_____________

(1)	Includes shares issuable in connection with our outstanding stock options, performance share awards and restricted stock units awards.

(2)	Includes the weighted-average exercise price of stock options only.

(3)
Includes shares of Common Stock available for issuance as awards of stock options, restricted stock, restricted stock units, deferred stock units and performance awards under the Denny’s Corporation 2017 Omnibus Incentive Plan.

(4)
Includes shares of Common Stock issuable pursuant to the grant or exercise of employment inducement awards of stock options and restricted stock units granted outside of the Denny’s Incentive Plans in accordance with NASDAQ Listing Rule 5635(c)(4).

(5)	Includes shares of Common Stock available for issuance as awards of stock options and restricted stock units outside of the Denny's Incentive Plans in accordance with NASDAQ Listing Rule 5635(c)(4).

ELECTION OF DIRECTORS
Nominees for Election as Directors of Denny’s Corporation
As permitted under the By-laws of Denny’s Corporation (the “By-laws”), the Board has set ten (10) as the number of directors effective currently and as of May 9, 2018 to constitute the Board. Accordingly, it is intended that proxies in the accompanying form will be voted at the Annual Meeting for the election of ten (10) nominees to the Board. These nominees are: Bernadette S. Aulestia, Gregg R. Dedrick, José M. Gutiérrez, George W. Haywood, Brenda J. Lauderback, Robert E. Marks, John C. Miller, Donald C. Robinson, Laysha Ward, and F. Mark Wolfinger, each of whom has consented to serve and be named in this Proxy Statement and will serve as a director, if elected, until the 2019 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), and the By-laws. Each nominee, with the exception of Ms. Aulestia, currently serves as a director. Ms. Smithart-Oglesby, currently a director, will not stand for re-election.
If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with the Restated Certificate of Incorporation and the By-laws.

Business Experience/Director Qualifications
The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director (and director nominee) of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

Name & Age of Director and/or Nominee	Principal Occupation, Business Experience, Qualifications and Directorships of Other Companies	Director Since

Bernadette S. Aulestia Age 45
Occupation: Executive Vice President Global Distribution, Home Box Office, Inc., the premium television programming subsidiary of Time Warner Inc. (2015-present); Executive Vice President, Domestic Network & Digital Distribution, HBO, Inc. (2013-2015); Senior Vice President, Domestic Network & Digital Distribution, HBO, Inc. (2009-2013).
Qualifications: Ms. Aulestia’s multiple executive leadership positions during her 21 year career with Home Box Office, Inc. will provide our Board with senior leadership experience in the areas of strategic planning, operations, distribution, international and the development of strategic marketing plans for the Hispanic, African-American, Asian, and Gay and Lesbian consumer.
		-

Gregg R. Dedrick Age 58
Occupation: Co-founder of OGoLead, an online leadership development company (February 2018-present); Co-founder of Whole Strategies, an organizational consulting firm (2009-2013); Former Executive Vice President of Yum Brands, Inc., an operator and franchisor of fast food restaurants (2008-2009); President and Chief Concept Officer of KFC, a chicken restaurant chain (2003-2008).
Qualifications: Mr. Dedrick provides our Board with nearly 30 years of senior leadership experience in operations and organizational resource planning for corporate staff functions (HR, IT, Shared Services) in franchised-based consumer and restaurant systems.
		2010

José M. Gutiérrez Age 56
Occupation: Retired; Senior Executive Vice President, Executive Operations, AT&T Services, Inc. (December 2014-September 2016); President of AT&T Wholesale Solutions (2012-2014), a unit of AT&T, Inc. focused on wholesale sales of communication products and services; President and Chief Executive Officer of AT&T Advertising Solutions (2010-2012), a subsidiary of AT&T, Inc, devoted to publishing and sales of Yellow and White Pages directory advertising.
Qualifications: Mr. Gutiérrez, a telecom executive with nearly 25 years of experience leading a range of AT&T business units during his tenure with the company, provides our Board with senior leadership experience in providing consumer-facing telecommunications solutions, including direct experience in investor relations, and mergers and acquisitions. Before joining AT&T, Mr. Gutiérrez worked as a licensed CPA and strategy consultant with KPMG.
Other Public Company Boards: Current - Dr. Pepper Snapple Group, Inc.
		2013

George W. Haywood Age 65	Occupation: Self-employed private investor (1998-present); Director, Corporate and High Yield Bond Investments, Moore Capital, a hedge fund management firm (1994-1998); Managing Director and Head of Corporate Bond Trading, Lehman Brothers (1982-1994). Qualifications: Mr. Haywood provides our Board with 35 years of experience in financial markets, investment management, governance and strategy consulting. Other Public Company Boards: Current - Federal National Mortgage Association; Prior - XM Satellite Radio, Inc.	2011

Brenda J. Lauderback Age 67
Occupation: Retired; President of the Wholesale and Retail Group of Nine West Group, Inc., a footwear manufacturer and distributor (1995-1998); President of Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor (1993-1995); Vice President and General Merchandise Manager of Target Corporation (formerly Dayton Hudson) (1982-1993).
Qualifications: Ms. Lauderback provides our Board with over 25 years of leadership experience in merchandising, marketing, product development and design and manufacturing at prominent national wholesale and retail companies. Her more than 35 collective years of experience on public company boards also provides our Board with significant insight into leading practices in executive compensation and corporate governance. Ms. Lauderback is a National Association of Corporate Directors ("NACD") Board Leadership Fellow and was named in 2017 to the NACD Directorship 100, the annual list that recognizes the leading corporate directors, corporate-governance experts, policymakers, and influencers who significantly impact boardroom practices and performance.
Other Public Company Boards: Current - Wolverine World Wide, Inc., Select Comfort Corporation; Prior - Big Lots, Inc.
		2005

Robert E. Marks Age 66
Occupation: President of Marks Ventures, LLC, a private equity investment firm (1994-present).
Qualifications: Mr. Marks provides our Board with over 30 years of private equity investment management experience across 15 different industries which includes responsibility for all facets of leveraged buyout investments, in addition to over 20 years of experience on public company boards, including serving as Chairman of the Board of Denny’s Corporation from 2004 to 2006.
Other Public Company Boards: Current - Trans World Entertainment Corporation and Terra Income Fund 6, a public but non-traded business development company; Prior - Emeritus Corporation.
		1998

Name & Age of Director and/or Nominee	Principal Occupation, Business Experience, Qualifications and Directorships of Other Companies	Director Since
John C. Miller Age 62
Occupation: Chief Executive Officer and President of Denny's Corporation (2011-present); Chief Executive Officer and President of Taco Bueno Restaurants, Inc., an operator and franchisor of quick-service Mexican eateries (2005-2011); President of Romano’s Macaroni Grill (1997-2004).
Qualifications: As President and CEO, Mr. Miller provides our Board with experience and perspective for leading the strategic direction of the Company. He is an accomplished restaurant industry veteran with over 40 years of restaurant operations and management experience. Prior to joining Denny’s, Mr. Miller served as President of Taco Bueno and spent 17 years with Brinker International where he served as President of Romano’s Macaroni Grill and President of Brinker’s Mexican Concepts.
2011

Donald C. Robinson Age 65
Occupation:  Retired; President of Potcake Holdings, LLC, a hospitality consulting firm (2015-2016); President and Chief Operating Officer of All Aboard Florida-Operations, LLC, a high-speed, passenger rail company from Miami to Orlando, Florida (2013-2015); President of Baha Mar Resorts, Ltd., a resort development in Nassau, Bahamas (2006-2012); Group Managing Director, Hong Kong Disneyland (2001-2006); Senior Vice President, Walt Disney World Operations (1998-2001).
Qualifications: Mr. Robinson provides our Board with over 40 years of operational leadership experience with companies providing hospitality consulting, rail service, lodging, entertainment and food service, including a 33 year career with Disney.
Other Public Company Boards: Current - SeaWorld Entertainment, Inc.
2008

Debra Smithart-Oglesby Age 63
Occupation: President of O/S Partners, a private investment and consulting services firm (2000-present); Consultant to Denny's Corporation with the title of Interim Chief Executive Officer (June 2010-January 2011); Chief Financial Officer of Dekor, Inc., a home improvement and decorating retail company (2000); President of Corporate Services and Chief Financial Officer of First America Automotive, Inc. (1997-1999).
Qualifications: Ms. Smithart-Oglesby provides our Board with over 30 years of financial and corporate leadership experience in the food service and retail industries, including service as the Executive Vice President and Chief Financial Officer during her 13 year career with Brinker International, one of the world’s leading casual dining restaurant companies. Ms. Smithart-Oglesby also served as Chair of the Board of Directors of Denny’s Corporation (2006-May 2016).
Other Public Company Boards: Current - Cedar Fair Entertainment Company; Prior - Noodles and Company.
2003

Laysha Ward Age 50
Occupation: Executive Vice President and Chief External Engagement Officer, Target Corporation (February 2017-present); Executive Vice President & Chief Corporate Social Responsibility Officer, Target Corporation (2014-February 2017); President, Community Relations, Target Corporation (2008-2014); Vice President, Community Relations, Target Corporation (2003-2007).
Qualifications: Ms. Ward provides our Board with over 25 years of retail industry leadership experience at Target Corporation in external stakeholder engagement, corporate responsibility, communications, diversity and inclusion, reputation and crisis management, demographic/segmentation customer relations, and strategic planning. In 2008, President George W. Bush nominated and the U.S. Senate confirmed Ms. Ward to serve on the board of directors of the Corporation for National and Community Service (CNCS), the nation's largest grant maker for volunteerism and service. Her term continued through the Obama Adminstration.
2010

F. Mark Wolfinger Age 62
Occupation: Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Denny's Corporation (2008-present); Executive Vice President, Growth Initiatives and Chief Financial Officer of Denny's Corporation (2006-2008); Chief Financial Officer of Denny's Corporation (2005-2006).
Qualifications: Mr. Wolfinger provides our Board with nearly 40 years of strategic and financial leadership experience in the retail and restaurant industries. Previous roles include Chief Financial Officer of Danka Business Systems and senior financial positions with Hollywood Entertainment, Metromedia Restaurant Group (operators of Bennigans, Ponderosa Steakhouse, and Steak & Ale), and the Grand Metropolitan PLC.
2011

Director Term Limits and Retirement Age
We do not believe that arbitrary limits on the number of consecutive terms a director may serve are appropriate in light of the substantial benefits that result from a continued focus on the Company’s business, strategy and industry over a significant period of time. We do value fresh perspectives and ideas which enhance and benefit our brand's competitive performance, and therefore we seek to have a mix of director short-term, mid-term and long-term tenures on our Board, as demonstrated in the pie chart below which reflects the Board's projected composition following the election of directors at the Annual Meeting. Within these parameters, each individual’s performance and continued contribution is assessed by the Corporate Governance and Nominating Committee in connection with the annual renomination determination.
Under the Company’s Corporate Governance Policy, the standard retirement age for the Company's directors is 75. It is the general policy of the Corporate Governance and Nominating Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age. The Board, however, may waive the mandatory retirement age for a specific director in its sole discretion.

Corporate Governance
The Board has determined that, except as noted immediately below, each current member of the Board is independent under the NASDAQ listing standards and the rules and regulations promulgated by the SEC. Messrs. Miller and Wolfinger, as executive officers of the Company, are not deemed to be independent.
There are three standing committees of the Board: the Audit and Finance Committee, the Compensation and Incentives Committee, and the Corporate Governance and Nominating Committee. Each committee consists solely of independent directors as defined by NASDAQ listing standards applicable to each committee. The Audit and Finance Committee currently consists of Messrs. Gutiérrez, Haywood, Marks and Mss. Lauderback and Smithart-Oglesby, with Mr. Marks serving as chair. The Compensation and Incentives Committee is currently comprised of Mss. Lauderback and Ward and Messrs. Dedrick, Gutiérrez and Robinson, with Mr. Dedrick serving as chair. Mss. Lauderback and Ward and Messrs. Dedrick, Marks and Robinson currently make up the Corporate Governance and Nominating Committee, with Mr. Robinson serving as chair. In conjunction with the election of directors at the Annual Meeting, the Board will make committee assignments for the upcoming year. For a description of our code of ethics, see the “Code of Ethics” section elsewhere in this Proxy Statement.
Set forth below is information regarding each committee of the Board.

Audit and Finance Committee
Summary of Responsibilities. The Audit and Finance Committee (the “Audit Committee”), which held nine meetings in 2017, has been established by the Board to assist the Board in fulfilling its responsibilities toward stockholders, potential stockholders and the investment community to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s primary responsibilities include overseeing (i) the adequacy of the Company’s internal controls and the integrity of the Company’s accounting and financial information reported to the public, (ii) the qualification, independence and performance of the Company’s independent registered public accounting firm and its internal auditors, (iii) the appropriateness of the Company’s accounting policies, (iv) the Company’s compliance with legal and regulatory requirements, (v) the Company’s risk assessment and management practices including, but not limited to, the Company’s cybersecurity and other information technology risks, and (vi) the Company’s finance activities, while providing and maintaining an avenue of communication among the Audit Committee, the independent auditors, internal auditors, the Company’s compliance officer, management and the Board. The Audit Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a complete description of the Audit Committee’s powers, duties and responsibilities, see the charter of the Audit Committee available to stockholders on the Company’s website at www.dennys.com.
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee meets the definition of independence for audit committee members set forth under NASDAQ listing standards and the rules and regulations promulgated by the SEC.

Audit Committee Financial Experts. The Board has determined that four Board members currently serving on the Audit Committee, José M. Gutiérrez, George W. Haywood, Robert E. Marks and Debra Smithart-Oglesby, are Audit Committee Financial Experts, as that term is defined by the SEC, based upon their respective business experience and educational backgrounds. Mr. Gutiérrez has more than 20 years of accounting, business and financial experience in investor relations, audit, mergers and acquisitions which required the analysis of financial statements that present a breadth and level of complexity of the same or greater complexity as that of the Company. Mr. Marks has experience analyzing and evaluating financial statements (of the same or greater complexity as the Company’s) during his more than 30 years of work in private equity investments, serving more than 15 different industries. Mr. Haywood has over 35 years of experience analyzing and evaluating public company financial statements (of the same or greater complexity as the Company’s) in connection with his private investment and portfolio management experience. Ms. Smithart-Oglesby has over 30 years of experience and education as a principal financial officer, controller, public accountant and public company director preparing, auditing, analyzing, evaluating and overseeing preparation of public company financial statements that present a breadth and level of complexity of the same or greater complexity as that of the Company.
Audit Committee Report. The Audit Committee fulfilled its responsibilities under and remained in compliance with its charter during the fiscal year ended December 27, 2017.

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm.

•
The Audit Committee has discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees of the Public Company Accounting Oversight Board (“PCAOB”).

•
The Audit Committee has received the written disclosure and the letter from KPMG, required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company.

•
The Audit Committee reviewed and discussed with management progress on the Company’s enterprise risk management processes including the evaluation of identified risks and alignment of Company processes to manage the risks within the Company’s approved strategies.

•
Based on the review and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2017 for filing with the SEC.

Audit and Finance Committee
Robert E. Marks, Chair
José M. Gutiérrez
George W. Haywood
Brenda J. Lauderback
Debra Smithart-Oglesby

Compensation and Incentives Committee

Summary of Responsibilities. The Compensation and Incentives Committee (the “Compensation Committee”), which held six meetings in 2017, is responsible for (i) overseeing the Company’s overall compensation program and philosophy, (ii) reviewing and approving the compensation of the Chief Executive Officer and senior management of the Company, (iii) administering the Company’s short- and long-term incentive plans and other stock or stock-based plans, (iv) overseeing the Company’s executive compensation disclosure and issuing the Compensation Committee’s report as required by the applicable rules and regulations governing the Company’s annual proxy statement, (v) reviewing and making recommendations to the Board regarding director compensation, (vi) overseeing the Company’s stock ownership guidelines, and (vii) overseeing the Company’s various benefit plans. The Compensation Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a complete description of the Compensation Committee’s power, duties and responsibilities, see the charter of the Compensation Committee which may be found on the Company’s website at www.dennys.com.

Process for Determination of Executive and Director Compensation. Executive compensation is determined by the Compensation Committee pursuant to the authority granted to it by the Board. Director compensation is determined by the Board upon recommendation by the Compensation Committee. The Compensation Committee has engaged independent consultants Pearl Meyer (from September 2014 to present) and considered data and analysis prepared by these consultants regarding competitive pay practices among the Company’s peer group and the restaurant industry as a guide in determining the appropriate level of director and executive officer compensation. The Compensation Committee assessed the independence of Pearl Meyer in its capacity as the compensation consultant to the Compensation Committee pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Compensation Committee.
The Compensation Committee considered the recommendation of the Company’s Chief Executive Officer (the “CEO”) with respect to compensation levels of executive officers other than the CEO. When making compensation decisions, the Compensation Committee annually analyzes tally sheets prepared for each of the named executive officers. These tally sheets were prepared by our human resources department and Pearl Meyer. Each of these tally sheets presents the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the named executive officers (both target and actual), as well as the potential payments under selected performance, termination, and change-in-control scenarios.
The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers, as well as information about wealth accumulation, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. For additional information regarding the process and procedures for determining executive and director compensation, see the “Executive Compensation – Compensation Discussion and Analysis” section elsewhere in this Proxy Statement.
Compensation Risk Assessment. For 2017, a group of senior management from various departments of the Company completed a process by which an assessment was made of the level and materiality of identified risks associated with the Company’s compensation practices and policies for its employees. This assessment was under the direction of the Compensation Committee and the findings were reviewed and discussed with the committee. Specifically, the Company’s incentive plans and compensation practices were evaluated in order to specifically identify incentive factors utilized and the potential risks, applicable controls, and the risk mitigation practices in place with respect to such factors. Based on this assessment, the Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse impact on the Company.
Compensation Committee Interlocks and Insider Participation. The following persons served as members of the Compensation Committee during the fiscal year ended December 27, 2017: Gregg R. Dedrick, José M. Gutiérrez, Brenda J. Lauderback, Donald C. Robinson (from May 10, 2017), Debra Smithart-Oglesby (through May 10, 2017) and Laysha Ward. No member of the Compensation Committee was an employee or officer of the Company during 2017 or anytime prior thereto. Ms. Smithart-Oglesby served as a consultant with the title of Interim Chief Executive Officer from June 8, 2010 until January 31, 2011. During 2017, none of the members of the Compensation Committee had any relationship, directly or indirectly, with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on our Board or Compensation Committee.
Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement and based on this review and discussion, the Compensation Committee has recommended to the Board that the “Executive Compensation – Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 27, 2017.

Compensation and Incentives Committee
Gregg R. Dedrick, Chair
José M. Gutiérrez
Brenda J. Lauderback
Donald C. Robinson
Laysha Ward
Corporate Governance and Nominating Committee
Summary of Responsibilities. The primary responsibilities of the Corporate Governance and Nominating Committee (the “Governance Committee”), which held five meetings in 2017, include (i) developing and recommending to the Board a set of corporate governance standards in the form of the Corporate Governance Policy for the Company, (ii) maintaining and monitoring compliance with the Corporate Governance Policy, (iii) monitoring the process of assessing the effectiveness of the Board and its committees, and (iv) identifying individuals qualified to become Board members and recommending director nominees to the Board for election at the annual meeting of stockholders or when necessary to fill existing vacancies on the Board. Additionally, the Governance Committee is responsible for monitoring and safeguarding the independence of the Board, monitoring and overseeing senior management succession, overseeing director education, reviewing all related party transactions while monitoring compliance with the Company’s Related Party Transaction Policy and Procedures, monitoring and overseeing the Corporate Social Responsibility ("CSR") program of the Company which includes receiving periodic reports regarding the Company’s CSR efforts and initiatives, and monitoring and receiving periodic reports regarding the Company’s minority hiring and diversity promotional initiatives. All members of the Governance Committee are independent within the meaning of the NASDAQ listing standards and the rules and regulations promulgated by the SEC. The Governance Committee has a written charter, which it reviews and assesses the adequacy of at least annually and amends and updates as needed. For a description of the Governance Committee’s powers, duties and responsibilities, see the charter of the Governance Committee which may be found on the Company’s website at www.dennys.com.
Corporate Governance Policy and Practice. The Board and management clearly recognize the importance of a firm commitment to key corporate governance standards. Consequently, it is the goal of the Board and management to develop and adhere to a set of standards, that not only complies to the letter with all applicable regulatory guidance, but implements “best practices” of corporate governance.
The Company’s Corporate Governance Policy is posted on the Company’s website at www.dennys.com.
Director Nominations Policy and Process. The Governance Committee will consider director-nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons to the Board for consideration as a nominee for election to the Board must send a written notice to the Governance Committee by mail addressed to the attention of the Secretary of Denny’s Corporation at the corporate address set forth above. The written notice must set forth (i) the name of each person whom the stockholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the person’s employment and other relevant experience. To be considered by the Governance Committee, a stockholder director-nominee recommendation must be received no later than the 120th calendar day before the first anniversary date of Denny’s Corporation’s proxy statement prepared in connection with the previous year’s annual meeting. The Governance Committee did not receive any stockholder director-nominee recommendations by December 1, 2017 (120th day before the first anniversary of the date of release of the 2017 Proxy Statement).
In addition, in accordance with the By-laws, stockholders may directly nominate persons for election to the Board at an annual meeting. Such nominations must be sent by written notice to the Secretary of Denny’s Corporation at the corporate address set forth above and must comply with the applicable timeliness and information requirements of the By-laws. Please see the “Other Matters – 2019 Stockholder Proposals” section elsewhere in this Proxy Statement for more information.
The Governance Committee believes that a nominee recommended for a position on the Board must meet the following minimum qualifications:

—	he or she must be at least 21 years of age;

—	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

—	he or she must be able to read and understand basic financial statements;

—	he or she must possess integrity and have high moral character;

—	he or she must be willing to apply sound, independent business judgment;

—	he or she must have sufficient time to devote to being a member of the Board; and

—	he or she must be fluent in the English language.
Annually, the Governance Committee will identify the areas of expertise or skill needed on the Board for the upcoming Board term. The Governance Committee will identify potential nominees for director from (i) the slate of current directors, (ii) referrals from professional search firms, typically in those instances when the committee identifies a needed skill or expertise not possessed by the current slate of directors, and (iii) recommendations from stockholders.
The Governance Committee will evaluate a potential nominee by considering whether the potential nominee meets the minimum qualifications identified by the committee, as well as considering the following factors:

—	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

—
whether the potential nominee has experience and expertise that is relevant to the Company’s business including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

—	whether the potential nominee is highly accomplished in his or her respective field;

—	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

—
whether the potential nominee is independent, as defined by NASDAQ or other applicable listing standards and SEC rules, whether he or she is free of any conflict of interest or the appearance of any conflict of interest, and whether he or she is willing and able to represent the interests of all Denny’s Corporation stockholders;

—	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the Board’s activities and to enhance his or her understanding of the Company’s business; and

—	how the potential nominee would contribute to diversity, with a view toward the needs of the Board.
The manner in which the Governance Committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder.
Additionally, with respect to an incumbent director whom the Governance Committee is considering as a potential nominee for re-election, the Governance Committee will review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.

The Company did pay fees to a professional search firm to help identify and evaluate potential nominees for director for 2018.
Board Diversity. The Governance Committee and the Board are committed to a diversified membership, with a particular emphasis on individuals who satisfy the factors outlined above and individuals with a wide variety of management, operating, and restaurant experience and skills, in addition to other attributes such as race, gender and national origin, as demonstrated in the circle charts below. The Governance Committee continually looks for opportunities to develop its diversity initiatives further.
Our Board Composition

Succession Planning. Our Board maintains a critical focus on the Company’s succession plans. The Governance Committee has been charged with monitoring and overseeing the process of planning for CEO, senior management, and Board member succession. Under our succession planning process, the Governance Committee identifies and periodically updates the qualities and characteristics it believes is necessary for an effective CEO and senior officers. With these principles in mind, the committee periodically reviews the development and progression of potential internal candidates against these standards. Additionally, under the Company’s CEO emergency succession plans, critical advance planning for contingencies, such as the departure, death, or disability of the CEO or other top executives is set forth so that, in the event of an untimely vacancy, the Company has in place an emergency succession plan to facilitate the transition to both interim and long-term leadership. Equally important is planning for director succession. The Governance Committee periodically reviews the skills, characteristics, attributes and experiences of Board members to assure that the Board possesses the appropriate level of skill, experience and ability necessary to lead and the govern the Company effectively.
Board Leadership Structure and Risk Oversight
Over the past sixteen years, the Company has separated the positions of CEO and Board Chair and has appointed an independent Board Chair. During a seven-month period (June 2010 – January 2011), Ms. Smithart-Oglesby, in addition to her role as Board Chair, also held the position of Interim CEO while the Company conducted the hiring process for a permanent CEO. At the conclusion of that seven-month period, and with the hiring of Mr. Miller as the Company’s CEO, the two positions were again separated. The Company believes having a separate CEO and Board Chair is an important part of its overall commitment to the highest standards of corporate governance and believes that it allows the Board to effectively develop and oversee its business strategy and monitor risk. The separate positions also allow the Board to freely perform its management oversight function. Additionally, each member of the Board, with the exception of Messrs. Miller and Wolfinger, is independent under the applicable standards. It is the Board’s policy to appoint a Lead Director during any time when the Board Chair position is not held by an independent director. The responsibilities of the Lead Director, when applicable, would include (i) regularly meeting (by phone or in person) with the CEO to discuss the financial and operational status of the Company, (ii) staying abreast of Company issues in greater depth than required of other Board members in order to assist, if necessary, during the period of transition of Company leadership, and (iii) leading periodic executive sessions of the independent Board members. Our Board has determined that its current structure, with separate CEO and Board Chair roles and an independent Lead Director, if necessary, is in the best interests of the Company and its stockholders at this time.
The Board has the ultimate responsibility for risk management. However, the Board has delegated the responsibility of risk assessment and risk management to the Audit Committee. Periodically, with the assistance of management, the Audit Committee undertakes an extensive Company-wide risk assessment. This extensive risk assessment identifies the main strategic, operational, compliance and financial risks the Company is facing based on its strategic objectives. The assessment also identifies the steps that management is or should be taking to address and mitigate exposure to such risks, and the Audit Committee will periodically receive reports from management regarding the steps that management is taking to address and mitigate such risks.
Board Meeting Information
During 2017, there were six meetings of the Board. Each director serving on the Board in 2017 attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during the year. At each meeting, the Board holds a regularly scheduled executive session at which only independent directors are present.
Communications Between Security Holders and Board of Directors
Security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to Denny’s Corporation by mail in the care of the Secretary, at our principal executive offices set forth above, or by e-mail to smelton@dennys.com. All written communications will be compiled by the Secretary and promptly submitted to the individual director(s) being addressed or to the Chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the Board Chair.

Stockholder Engagement

The Company recognizes the value of the views and input of its stockholders. The Company periodically reaches out to and engages with its stockholders on various topics, including corporate governance, compensation, performance, strategy and other matters. We believe that having regular engagement with our stockholders strengthens our relationships with stockholders and helps us to better understand stockholders views on our policies and practices and other matters of importance to our business.

Board Member Attendance at Annual Meetings of Stockholders
It is the policy of Denny’s Corporation that all of the members of the Board and all nominees for election to the Board at the annual meeting of stockholders attend such meeting except in cases of extraordinary circumstances. All of the directors attended the 2017 virtual annual meeting of stockholders.
Director Compensation
For a description of the compensation of directors, please see “Executive Compensation – Director Compensation Table” elsewhere in this Proxy Statement.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TEN NOMINEES TO THE BOARD OF DIRECTORS OF DENNY’S CORPORATION.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a result of the adoption of the Sarbanes-Oxley Act of 2002, and related regulations adopted by the SEC and by each national securities exchange, audit committees of public companies are formally charged with the responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm that serves as the Company’s independent auditor. The Audit Committee takes this responsibility very seriously and for the year 2018, the Audit Committee has selected KPMG as the independent registered public accounting firm of the Company. This selection is submitted for ratification of and approval by the stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions. If the stockholders do not ratify this selection, other independent registered public accounting firms will be considered by the Audit Committee.
2017 and 2016 Audit Information
KPMG served as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal years ended December 28, 2016 and December 27, 2017. The fees billed in the fiscal years ended December 28, 2016 and December 27, 2017 for KPMG’s services to the Company were as follows:

	Year ended		Year ended
	December 28, 2016		December 27, 2017
Audit Fees	$795,000	(1)	$1,080,000	(2)
Audit-Related Fees	77,000		62,000
Tax Fees	13,892		24,062
All Other Fees	—		—
Total Fees	$885,892		$1,166,062
_____________

(1)	Includes additional billing of $45,000 related to the 2016 audit. The billing primarily related to additional audit effort associated with certain transactions and other matters.

(2)
Includes additional billing of $270,000 related to the 2017 audit. The billings primarily related to additional audit effort associated with the implementation of new systems, issuance of consents, certain transactions and other matters.

In the above table, in accordance with applicable SEC rules:

•
“audit fees” are fees billed by the independent registered public accounting firm for professional services for the audit of the annual Consolidated Financial Statements included in the Company’s Form 10-K and review of the Condensed Consolidated Financial Statements included in the Company’s Form 10-Qs, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including comfort letters, consents, registration statements, statutory audits and reports on internal controls required by the Sarbanes Oxley Act of 2002;

•
“audit-related fees” are fees billed by the independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and generally include fees for audits of the Company’s employee benefit plans and audit or attest services not required by statute or regulation;

•	“tax fees” are fees billed by the independent registered public accounting firm for professional services for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by the independent registered public accounting firm for any services not included in the first three categories above.
The Audit Committee has considered and determined that the services for which audit-related and tax fees were billed were compatible with KPMG maintaining its independence.
Audit Committee’s Pre-approval Policies and Procedures
It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The process for such pre-approval is typically as follows. Audit Committee pre-approval is sought at one of the Audit Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. Additionally, the Chair of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve, where necessary, such services requiring pre-approval in between regularly scheduled Audit Committee meetings. The Chair will report any such decisions at the Audit Committee’s next scheduled meeting. In 2017, the services described above were pre-approved by the Audit Committee pursuant to the policy of the Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION AND APPROVAL OF THE SELECTION OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE 2018 FISCAL YEAR.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Company provides stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly referred to as a “say on pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation program.
As described in further detail in “Executive Compensation – Compensation Discussion and Analysis,” our compensation program is designed to attract, motivate and retain top-quality leadership talent while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives.
It is our firm belief that our executive compensation program, with its balance of annual cash incentives designed to reward the achievement of key performance goals set for the year and longer-term equity vehicles designed to reward executives for stock price performance over a longer term, compensates our executives for performance directly linked to stockholder value creation.
In addition, the Board has enacted a number of policies – including share ownership requirements, incentive clawbacks, the elimination of employment contracts and the elimination of tax gross-ups (except for certain limited gross-ups available to most salaried employees under the Company’s broad-based relocation policy) – which ensure that the Company’s practices are aligned with market-based best practices.
Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and related narrative disclosure included in the “Executive Compensation” section of this Proxy Statement for more information regarding our compensation program.
We are asking stockholders to approve the compensation of our named executive officers as disclosed herein by adopting the following advisory resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Although this vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

STOCKHOLDER PROPOSAL

The stockholder proposal, which follows, is a verbatim submission by The Benedictine Sisters of Mount St. Scholastica, 801 South 8th Street, Atchison, Kansas 66002 (who have notified us that they own 1,185 shares of our Common Stock), for consideration by our stockholders. All statements therein are the sole responsibility of The Benedictine Sisters from Mount St. Scholastica.

End Use of Medically Important Antibiotics in Healthy Animals
2018 - Denny's Corporation

WHEREAS: Antibiotic resistance is one of the leading human health threats of our time.

"A post-antibiotic era - in which common infections and minor injuries can kill - far from being an apocalyptic fantasy, is instead a very real possibility for the 21st Century."

-World Health Organization (WHO), 2014

Antibiotics are losing their effectiveness due in significant part to reckless overuse in farm animal production. The more that antibiotics are used, the faster antibiotic-resistant bacteria (superbugs) evolve. Antibiotic resistance could cause 300 million premature deaths and up to $100 trillion in global economic damage by 2050 (http://amr-review.org).

Over 70% of medically important antibiotics in the U.S. are sold for livestock use (U.S. Food and Drug Administration, December 2016). The vast majority of antibiotic use in livestock production is to prevent disease caused by unhealthy conditions on farms, rather than to treat diagnosed illness.
Recognizing these risks, Farm Animal Investment Risk and Return (FAIRR)'s $2.5 trillion investor network has called on the restaurant industry to minimize the use of medically important antibiotics in global livestock supply chains (www.fairr.org).

In November 2017, WHO released guidelines on the use of medically important antibiotics in animals, "strongly recommend[ing] an overall reduction in the use of all classes of medically important antibiotics in food-producing animals, including complete restriction of these antibiotics for growth promotion and disease prevention without diagnosis."

As consumers grow increasingly concerned, the majority of the top 25 restaurant chains in the U.S. have already enacted policies to reduce unnecessary antibiotic use in healthy livestock. For example:

•	McDonald's, Wendy's, KFC, Taco Bell, and Burger King prohibit the use of medically important antibiotics in their U.S. chicken supply.

•	Subway and Chick-Fil-A source only chicken raised without any antibiotic use.

•	Panera Bread and Chipotle Mexican Grill prohibit routine antibiotic use across their entire livestock supply chain.

In contrast, Denny's provides little information to shareholders on how it is managing the risk of antibiotic use beyond regulatory compliance. Without meaningful action, Denny's may suffer irreparable reputational damage and lose market share to its competitors.

A strong antibiotics policy will safeguard Denny's brand by catching it up to its peers on a critical health and sustainability issue. It will also position the company to comply with a shifting regulatory landscape: California and Maryland have passed legislation to prohibit the routine use of antibiotics in livestock, and other states may follow.

RESOLVED: Shareholders request that Denny's adopt an enterprise-wide policy to phase out the use of medically important antibiotics for disease prevention purposes in its meat and poultry supply chain.
SUPPORTING STATEMENT: Shareholders further request the company to publish timetables and measures for implementing this policy.

-------------------------

Board of Directors’ Statement Opposing the Shareholder Proposal
The Board recommends that you vote AGAINST this proposal. The Board has carefully considered the matter, and the company has discussed the proposal with the Benedictine Sisters of Mount St. Scholastica and their advisors. The Board believes that this proposal is not in the best interest of our shareholders and opposes it for the following reasons:

•
Government and industry have devised new guidelines for antibiotics. We encourage shareholders to monitor with us whether the guidelines reduce the use of antibiotics before mandating elimination of this group of antibiotics.

•	The shareholder proposal would increase costs for Denny's, its franchisees, and ultimately for our guests, and would not provide measurable benefits to shareholders, franchisees or guests.

Regulators and U.S. beef and poultry producers are tackling the appropriate use of antibiotics through the FDA’s Guidance for Industry 213, which became effective January 1, 2017. GFI 213 alters the norms for raising livestock, allowing the antibiotics in concern to be used only under the supervision of veterinarians. This properly balances animal welfare and human health. We expect and hope that GFI 213 will greatly reduce the use of antibiotics, but the data won’t be available until December 2018. We ask shareholders to see whether GFI 213 achieves its objective before mandating a blunt instrument approach.
Denny's would bear an additional cost to comply with the proposal, which we aren’t able to forecast. All our current suppliers comply with GFI 213, but most have not eliminated antibiotics of concern. Therefore, the shareholder proposal would force us to change suppliers for many categories of products.
This shareholder proposal with a very narrow focus is a poor tool either for managing businesses or for achieving public policy goals. Denny's, like other restaurants, considers a broad variety of factors in making decisions on menu, products and vendors, such as price, taste, quality, consumer acceptance, animal welfare, reliability of supply, and food safety. The selection of one factor as a mandate for purchasing decisions oversimplifies a complex task and can have adverse repercussions on other worthy concerns.
Denny's is 90% franchised in the United States and 100% franchised outside the United States. Our domestic purchasing decisions are made with our franchisees. We ask our shareholders to respect our collaboration with franchisees, balancing all the factors listed above, rather than elevating a public policy goal above business concerns.
We will continue to improve our menu. We request that our shareholders allow us and our franchisees first to invest where that most benefits consumers and our businesses, rather than establish artificial rules, and second to invest the prudent time necessary to assess the results of recent regulations and then make an informed decision that will benefit society, shareholders, franchisees and our guests.
Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This is an overview and analysis of the compensation objectives and policies for our named executive officers and the material compensation decisions we made with respect to these officers for 2017. This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this Proxy Statement. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals, who were our named executive officers for 2017:

•	John C. Miller, our President and Chief Executive Officer

•	F. Mark Wolfinger, our Executive Vice President, Chief Administrative Officer and Chief Financial Officer

•	Christopher D. Bode, our Senior Vice President and Chief Operating Officer

•	Timothy E. Flemming, our Senior Vice President, General Counsel and Chief Legal Officer

•	Michael L. Furlow, our Senior Vice President and Chief Information Officer
Executive Summary
Our Business. We are the franchisor and operator of one of America’s largest franchised full-service restaurant chains. As of December 27, 2017, the Denny’s brand consisted of 1,735 restaurants, of which 1,557 (90%) were franchised/licensed restaurants and 178 (10%) were Company operated.
2017 Performance Highlights. At the core of our compensation philosophy and strategy are the goals of compensating and rewarding our executives for performance that is aligned with the Company’s strategic objectives while creating value for our stockholders. Our 2017 Company performance highlights include:

◦	Domestic system-wide same-store sales increased 1.1% compared to 2016, comprised of a 1.0% increase at company restaurants and a 1.1% increase at domestic franchised restaurants.

◦	Opened 39 system restaurants, including 7 international franchised locations.

◦	Completed 250 remodels, including 247 at franchised restaurants.

◦	Operating Income increased 50.4% to $70.7 million.

◦	Achieved Adjusted EBITDA(1) of $101.7 million, an increase of $2.3 million, or 2.3%, over the prior year.

◦	Adjusted Net Income(1) was $40.7 million, and Adjusted Net Income per Share(1) grew 5.5% to $0.58.

◦	Generated $49.6 million of Adjusted Free Cash Flow(1), our second highest amount in over a decade, after cash capital spending of $31.2 million.

◦	Allocated $82.9 million toward repurchases of Common Stock.

_____________________

(1)
Please refer to the historical reconciliations of Net Income to Adjusted Income Before Taxes, Adjusted EBITDA (Earnings Before Interest Taxes Depreciation and Amortization), Adjusted Free Cash Flow, Adjusted Net Income, and Adjusted Net Income per Share which are attached to this Proxy Statement as Appendix A.

Our financial and stockholder return results for 2017 yielded the following corresponding incentive compensation results for 2017:

◦	The achievement of performance goals under our 2017 Corporate Incentive Plan (“CIP”) at or above threshold levels for all three plan metrics resulted in awards earned at 57.4% of target.

◦
The Company’s total shareholder return (“TSR”) over the three-year period ended December 27, 2017 was 34.7% and in the 61st percentile compared to our peer group, resulting in TSR performance shares under our long-term incentive program ("LTIP") for 2015 being earned at 113.1% of target. The compound annual growth rate ("CAGR") for the Adjusted EBITDA Growth LTIP metric was 7.20% over the three-year performance period ending December 27, 2017, resulting in a maximum payout under the 2015 LTIP of 150%. Based upon a 50% weighting for each of the TSR and the Adjusted EBITDA Growth metrics, the total payout under the 2015 LTIP was 131.6%.

The two metrics highlighted in the charts below represent a stock price measure of TSR and a financial measure of Adjusted EBITDA Growth(1) utilized in our LTIP. We believe that these measures demonstrate the positive stock performance of the Company and its financial health, respectively, and that the achievement of these results and the resulting payouts demonstrate a strong link between our pay and performance.

(1) Please refer to the historical reconciliations of Net Income to Adjusted Income Before Taxes, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income, and Adjusted Net Income per Share which are attached to this Proxy Statement as Appendix A.

Our 2017 executive pay mix demonstrates a strong alignment between our executive compensation and the long-term interests of our stockholders. A substantial portion of our executive compensation (as demonstrated by the charts below) is in the form of long-term equity compensation. This structure maintains a high correlation between realized pay and stock price performance, thus aligning the interests of our named executive officers ("NEOs") with those of our stockholders.

2017 Compensation Structure. For 2017, based upon management's review of and recommendations regarding our compensation programs, external benchmarking, consultation with its compensation consultants, and consideration of the prior year's "say-on-pay" stockholder vote, which was overwhelmingly in support of our 2016 executive compensation, the Compensation Committee determined that the CIP and the LTIP would remain unchanged from 2016. Accordingly, the 2017 LTIP consisted of (i) 100% performance share units, (ii) a maximum payout of 150%, and (iii) two equally-weighted metrics of Adjusted EBITDA Growth and TSR relative to industry peers. The 2017 CIP utilized (i) three metrics consisting of Franchised Same-Store Sales, Company Same-Store Sales, and Adjusted Income Before Taxes, (ii) metric weightings of 15%, 25%, and 60%, respectively, and (iii) a Guest Traffic Modifier, which can increase or decrease the annual bonus earned under the CIP by 20% if the annual Guest Traffic measurement is at least 3% above or below the target performance level.

Our Compensation Structure Reflects Best Practices. The Company diligently listens to its stockholders and monitors and adopts best practices in its compensation structure and related areas of corporate governance. We believe that the following compensation and governance practices reflect "best practices” and are integral parts of our compensation philosophy:
Our Executive Compensation Practices (What We Do):

◦	We pay for performance.

◦	We benchmark executive compensation against survey data and a peer group.

◦
We have adopted robust stock ownership guidelines for each of our Company’s officers (vice presidents and above) and non-employee directors, which are described further under "Compensation and Corporate Governance Best Practices - Stock Ownership Guidelines."

◦	We have a compensation clawback policy applicable to the Company’s named executive officers and other senior officers.

◦	More than half of named executive officer compensation is performance-based.

◦	Our LTIP is solely composed of performance shares units that vest based on achievement of key performance metrics.

◦	The Compensation Committee retained an independent compensation consultant.

◦
Change in control severance benefits for named executive officers are “double-trigger”, which require that both a change in control event and a qualifying termination within a specified period following the change in control occur in order for the benefits to be paid out.

Executive Compensation Practices Not Implemented (What We Don’t Do):

◦
No special retirement benefits are provided to named executive officers, other than their participation in a 401(k) plan (on the same basis as other employees), supplemental pension plan (for which new participation and benefit accruals have been frozen), or nonqualified deferred compensation plan (which is limited to certain salaried employees).

◦
No tax gross-ups are provided, except for certain limited gross-ups available to most salaried employees pursuant to the Company’s broad-based relocation program or as a part of a new hire inducement package.

◦	There are no employment agreements with our named executive officers or other senior officers.

◦	Executive officers and directors are not permitted to engage in puts, calls or other derivatives relating to the Company’s securities under our anti-hedging policy.

◦	Executive officers and directors, except under limited circumstances, are not permitted to hold Company securities in a margin account or pledge Company securities as collateral for a loan.

◦	No dividend equivalents paid on awards unless they vest and performance goals are attained.

◦	No repricing of stock options (or cash buyouts) without stockholder approval.

Most of Our Named Executive Officers and our Directors, on average, own Company Stock in excess of our Stock Ownership Guidelines. Our named executive officers' and outside directors' (on average) stock ownership amounts are demonstrated in the chart below:
(1) Actual share multiple as of February 28, 2018, based upon the 50-day average trading price of the Common Stock of $14.78.
(2) Required stock ownership/retention levels for directors and executive officers are based upon the following multiples:

◦	Directors and CEO – 5 X annual cash board retainer/base salary

◦	Executive Vice Presidents – 3 X base salary

◦	Senior Vice Presidents – 1 X base salary

◦	Vice Presidents - 1 X base salary
(3) Mr. Furlow was hired by the Company on April 17, 2017 and currently does not own shares of Denny's Corporation stock. Based upon his participation in the LTIP, he is projected to meet or exceed his ownership guideline within the required five-year ownership period.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation
At the 2017 annual meeting of stockholders, 95.0% of the votes cast approved the compensation of our named executive officers, as discussed and disclosed in the 2017 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote, the Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices have strong stockholder support.
In light of the strong stockholder support of the compensation paid to our named executive officers as evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation in 2018. Future advisory votes on executive compensation will serve as an additional tool to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.
At the 2017 annual meeting of stockholders, our stockholders expressed a preference that advisory votes on executive compensation occur annually. Consistent with this preference, the Board determined to continue having the advisory vote on executive compensation every year until the next required advisory vote on the frequency of stockholder votes on the compensation of executive officers, which will occur at the 2023 annual meeting of stockholders.
Compensation Objective and Design
The Compensation Committee has developed compensation programs for the Company’s named executive officers with guidance and analysis from its independent consultant, Pearl Meyer. The overall design objectives of our compensation programs are to attract, develop, motivate and retain top-quality leadership talent, while ensuring that their interests are aligned with the interests of our stockholders and their efforts are focused on the Company’s key strategic objectives. When evaluating and designing compensation programs, the Compensation Committee reviews market survey data, proxy statements filed by our restaurant peer group companies, and industry compensation practices.
The Company’s incentive strategy is designed to be integrated across different time frames, performance metrics, and types of payout. The goal is to reward executives for the achievement of performance goals that are directly linked to stockholder value creation. Our annual cash incentives are designed to reward the achievement of key Company performance targets set for the applicable fiscal year. Longer-term equity incentives reward executives for stock price performance relative to the Company’s restaurant peer group and earnings growth over a three-year period.
During 2017, executive officers were provided with a compensation package that included the following elements: (i) base salary, (ii) annual cash incentive opportunities (bonus) through the CIP, (iii) long-term equity incentives through awards granted under the LTIP, and (iv) other benefits that generally are available to other salaried employees, together with limited perquisites. Each of these compensation elements is described and analyzed in further detail in the tables and narrative that follow. Additionally, under limited circumstances, discretionary bonuses and other awards may be utilized to recognize individual performance or for inducement during the hiring process. Such awards are intended to reward extraordinary performance and attract top executive talent while retaining executives through long-term vesting and potential wealth accumulation.

Compensation Element	Description	Objectives/ Performance Linkage	Performance Time Horizon

Base Salary	Fixed portion of cash compensation	Provide competitive compensation for day-to-day responsibilities and performance	Salary levels are based on individual performance sustained over a substantial period of time

Annual Cash Incentives (CIP or Bonus)	Cash payments based on the Company’s achievement of certain financial and operating performance targets	Provide incentive to achieve key annual performance goals critical to the Company’s overall success	Payouts are based on annual Company performance

Long-Term Equity Incentives	Performance share units vest based on the Company’s TSR vs. peer companies’ TSR and the achievement of a key financial performance target related to earnings growth
Directly align executive interests with the long-term success of the Company (as measured by stock price appreciation and earnings growth) and provide incentive for key leadership talent to remain with the Company
Performance grants vest over a 3-year period providing an aligned, long-term link to stock price performance and financial results

Benefits and Perquisites
Retirement, health, and other benefits designed to provide financial safeguards to executives; relocation benefits designed to assist with moves necessitated by an executive's employment at Denny's; perquisites such as telecom allowances that have a direct business use

Provide health care and financial security benefits to our executive officers similar to those provided to all our management employees; allow executives to focus on company business without incurring significant personal expense; provide market competitive package to recruit and retain executive talent
Most benefits are provided to all salaried employees on essentially the same terms, with a retentive purpose/ some benefits vary among levels of salaried employees

Role of Peer Companies and Competitive Market Data
To assist in evaluating and determining competitive levels of compensation for the various elements of pay in 2017, the Compensation Committee reviewed and considered various sources of data which included:

•
Published compensation surveys from the Chain Restaurant Total Rewards Association (covering the chain restaurant industry) and public and private executive compensation surveys specific to the retail and food services industry, which provide aggregated information on base salary, total cash compensation (base salary and bonus), and total direct compensation (base salary, bonus and long-term incentives) for various executive positions.

•
Data from proxy statements collected and analyzed from a peer group of 14 restaurant companies operating in the family dining, casual and quick service segments. This restaurant peer group consisted of the following companies:

BJ’s Restaurants, Inc.	Fiesta Restaurant Group, Inc.	Sonic Corp.
Brinker International, Inc.	Jack in the Box, Inc.	Texas Roadhouse, Inc.
Buffalo Wild Wings, Inc.(4)	Panera Bread Company(2)
The Cheesecake Factory Incorporated	Popeye’s Louisiana Kitchen, Inc.(1)
Cracker Barrel Old Country Store, Inc.	Red Robin Gourmet Burgers, Inc.
Dine Brands Global, Inc.	Ruby Tuesday, Inc.(3)
______________
(1)    Became privately-held effective March 2017.
(2)    Became privately-held effective July 2017.
(3)    Became privately-held effective December 2017.
(4)    Became privately-held effective February 2018.

How Peer Companies are Determined. For 2017, the Compensation Committee reviewed and made changes to the peer group utilized in 2016 to eliminate companies that were significantly larger than Denny’s in terms of system-wide sales and market capitalization, or operating in a significantly different segment of the restaurant industry.
We developed a peer group for compensation purposes according to the following multiple selection criteria:
•GICS code sub-industry: Restaurant companies
•Franchised organization: Target restaurants with franchised sales representing a large portion of system-wide sales/units
•Annual system-wide sales: Ranging from approximately one-third to three times Denny’s annual system-wide sales
•Market capitalization: Ranging from approximately one-fifth to five times Denny’s market capitalization
•Direct competitors: For business and management talent
Why We Use System-Wide Sales and Not Corporate Revenues When Selecting Peer Companies. We believe system-wide sales is the best measure of company size and complexity for a highly-franchised business model like ours. Although we do not own and operate all of the restaurants, we do own the Denny’s brand, develop and help execute the overall strategy for the entire system of Denny’s restaurants, manage all research and development with respect to menu offerings, pricing and restaurant décor, provide site selection and restaurant development services to our franchise partners, and guide and recommend the adoption of technology, work processes, and staffing models that positively affect the customer experience over our entire system of restaurants. Our corporate revenue alone does not capture the full scope and complexity of effectively managing this organization. Furthermore, we compete for talent with companies of comparable size, regardless of their business model (company-owned vs. franchised), and therefore, believe system-wide sales is the proper basis for selecting peer companies for compensation benchmarking purposes. However, as mentioned above, we also consider other important measures when selecting our restaurant peer group, including industry focus, business model, and market capitalization.
Use of Competitive Market Data. The Company strives to provide total pay opportunities that are within a competitive range relative to the median of our restaurant peer group and aligned with survey-based data. Company incentive plans are designed to have significant differentiation in payouts based on performance. As a result, actual compensation payouts are intended to be market appropriate and performance aligned. Benchmark data is only one of many factors that we consider when making pay determinations. Other important factors include, but are not limited to, company performance, individual executive performance, internal equity among our leadership team, executive tenure, retention priorities, and succession planning. The Compensation Committee annually analyzes tally sheets for each named executive officer (as further described in the “Compensation and Incentives Committee” section on page 10 of this Proxy Statement). This review helps ensure that (i) executive compensation decisions are aligned with stockholder interests, (ii) termination provisions are appropriate and aligned with market practices, and (iii) the value of executive share holdings and unvested incentives align with changes in stockholder value.
Base Salary
How Amounts are Determined. In general, the Compensation Committee considers a variety of factors when setting base salaries for executive officers, including market information, experience, tenure with the Company, individual performance, and internal pay equity. The Compensation Committee annually reviews the performance and scope of responsibility of our named executive officers to determine whether adjustments to base salaries are appropriate in light of individual and Company performance, as well as overall market conditions and peer proxy data.
Salary Adjustments for 2017. The executive compensation and annual performance reviews for our named executive officers in January 2017 resulted in an adjustment to the base salaries of Mr. Miller from $850,000 to $875,000, of Mr. Bode from $360,000 to $375,000, and of Mr. Flemming from $345,000 to $355,000. These adjustments were based upon strong leadership and performance exhibited by Messrs. Miller, Bode, and Flemming in 2016, and recognition that their base salaries were below the market median for corresponding peer company executive officers. Mr. Wolfinger also had a strong performance during 2016, but his base salary was more competitively aligned with his peers, and therefore was not adjusted. Additionally, in April 2017, Mr. Furlow was hired with a starting base salary of $335,000 (based upon the market median for corresponding peer company executive officers) in addition to receiving, upon his hiring, a sign-on cash bonus of $110,000.
Annual Cash Incentives
2017 Corporate Incentive Plan
For the 2017 fiscal year, the Compensation Committee adopted the Company’s 2017 CIP, which provided our non-operations management and staff, including each of our named executive officers, with an opportunity to earn an annual cash bonus based on the Company’s achievement of specified performance objectives. The 2017 CIP utilized the same three metrics used in the 2016 CIP, consisting of (i) Franchised Same-Store Sales, (ii) Company Same-Store Sales, and (iii) Adjusted Income Before Taxes, the latter of which is a performance metric that has been used in our annual incentive bonus programs since 2009. The goals utilized for the Franchised and Company Same Store Sales metrics were based upon percentage increases as compared to the prior year. The 2017 CIP also continued the use of a modifier that could increase or decrease a participant’s annual earned bonus by 20% if the Guest Traffic metric, as measured over the year, was at least 3% above or below the target performance level.
Target Incentive Opportunities. Under the 2017 CIP, each of our named executive officers was eligible to earn a target incentive award (“Target Award”) equal to a percentage of his base salary earned during the 2017 fiscal year, with the percentage varying depending on the participant’s position. Target Awards were determined for participants based upon a review of competitive market practices and internal equity, including published survey data and proxy information from our restaurant peer group. The Target Awards for 2017 for Messrs. Miller, Wolfinger, Bode, Flemming and Furlow were 100%, 90%, 70%, 70% and 70% of their respective base salaries earned in fiscal 2017.
Performance Goals for 2017 Incentives. As noted above, the payouts under the 2017 CIP could be earned by our named executive officers based on the Company’s achievement of pre-established goals under three performance criteria, in addition to a 20% modifier. The amount of actual bonus earned could range from 0% of the Target Award, if the threshold performance goals were not met, to a maximum of 150% of the Target Award, if maximum performance goals were met or exceeded. The performance goals and the levels of associated payouts for 2017 were as follows:
2017 CIP Performance Formula(1)

	At Threshold		At Target		At Maximum
	Performance Goal	Payout (2)	Performance Goal	Payout (2)	Performance Goal	Payout (2)

Franchised Same-Store Sales .........................	0.0%	7.5%	+2.3%	15%	+6.0%	22.5%
Company Same-Store Sales	+1.0%	12.5%	+2.9%	25%	+7.0%	37.5%
Adjusted Income Before Taxes (3)	$69.3MM	30.0%	$71.7MM	60%	$80.0MM	90.0%
Total (4)		50%		100%		150%
____________

(1)
Before any incentive awards are payable to our named executive officers under the CIP, a performance threshold target of Adjusted EBITDA must be achieved. For 2017, the Adjusted EBITDA performance threshold target of $65 million was achieved with an actual Adjusted EBITDA of $101.7 million, as calculated on Appendix A.

(2)	As a percentage of participant’s Target Award.

(3)
Adjusted Income Before Taxes is a non-GAAP financial measure that is calculated as set forth in Appendix A, adjusted further to add back 2017 deferred compensation for purposes of the bonus calculation in 2017.

(4)	Actual results that fall between threshold, target, and maximum performance levels are interpolated to compute payout amounts.
2017 Performance Results. Based upon actual 2017 performance results, achievement of the performance goals relating to Franchised Same-Store Sales, Company Same-Store Sales and Adjusted Income Before Taxes were at or slightly above threshold levels. Accordingly, as shown in greater detail in the chart below, a total payout of 57.4% of each named executive officer’s total Target Award was earned for 2017. For 2017, annual Guest Traffic decreased 0.8% as compared to a target performance level of positive 1.3%. As a result, the Guest Traffic modifier was not triggered, and payouts to our named executive officers were based solely on the performance goals described above.
Considering the actual performance results for 2017 as shown in the below table, the Compensation Committee approved incentive awards for our named executive officers equal to 57.4% of their respective Target Awards. The following two tables set forth (i) the actual results and related payout percentage of each 2017 CIP metric, and (ii) the total target opportunity, annual Target Award, and actual payout to each of our named executive officers under the 2017 CIP.

2017 CIP Metric	Actual Results	Payout% (at Target) (1)	Payout% (Actual Results) (1)
Franchised Same-Store Sales	+1.1%	15%	11.1%
Company Same-Store Sales	+1.0%	25%	12.5%
Adjusted Income Before Taxes (2)	$69.6MM	60%	33.8%
Total All Metrics		100%	57.4%

___________

(1)	As a percentage of participant’s Target Award.

(2)
Adjusted Income Before Taxes is a non-GAAP financial measure that is calculated as set forth in Appendix A, adjusted further to add back 2017 deferred compensation for purposes of the bonus calculation in 2017.

Executive Officer	Target Opportunity (1)	Annual Target Award (2)	Actual Payout (3)
John C. Miller	100%	$871,154	$500,042
F. Mark Wolfinger	90%	$472,500	$271,215
Christopher D. Bode	70%	$260,884	$149,748
Timothy E. Flemming	70%	$247,423	$142,021
Michael L. Furlow	70%	$156,033	$89,563
__________

(1)	As a percentage of participant’s base salary earned during fiscal year 2017.

(2)
The Annual Target Award is based upon the named executive officer's base salary earned during the year and reflects changes in the base salaries of Messrs. Miller, Bode and Flemming during fiscal 2017 pursuant to the terms of the 2017 CIP.

(3)
For Messrs. Miller, Bode and Flemming, actual payout amounts reflect pro-rated adjustments to their Target Awards pursuant to the terms of the 2017 CIP as a result of the changes to their base salaries during 2017.

Long-Term Equity Incentives
Overview. A key component of the total compensation package of our executive officers is a long-term equity incentive program designed to meet the following objectives:

◦	Reward long-term Company profitability and growth

◦	Promote increased stockholder value and align our executives’ interests with the interests of our stockholders

◦	Offer competitive awards aligned with market practice

◦	Promote stock ownership among executives

◦	Encourage a long-term perspective among executive officers

◦	Provide an incentive for executives to remain with the Company

Long-Term Incentive Design for 2017. For 2017, the Compensation Committee approved an LTIP that supports the Company’s strategic business goals, aligns participants' interests with those of our stockholders, and improves the competitiveness of the Company’s total executive compensation package. The 2017 LTIP features remained unchanged from 2016 and included: (i) two equally weighted performance metrics (Adjusted EBITDA Growth and TSR compared to peer group TSR); (ii) a maximum payout available under the program of 150%; and (iii) an LTIP award granted in performance share units that settle 100% in shares of Common Stock.
Fiscal Year 2017 Long-Term Incentive Grants. The Compensation Committee approved LTIP grants to selected employees, including our named executive officers, in the first quarter of 2017, consistent with past practice. When considering the 2017 LTIP grants, the Compensation Committee started with an intended target value for each executive officer, which was based on a percentage of his or her base salary. For 2017, the target values for LTIP grants to the named executive officers, as a percentage of their respective base salaries, were as follows: Mr. Miller, 275% (increased from 250% in 2016); Mr. Wolfinger, 125%; and Messrs. Bode, Flemming and Furlow, each 100%.
The target value of each 2017 LTIP award was granted (i) fifty percent (50%) in the form of performance share units that may be earned based on the results of the Company’s TSR as compared to its peer group (the "TSR PSUs"), and (ii) fifty percent (50%) in the form of performance share units that may be earned based on the results of the Adjusted EBITDA Growth metric versus plan (the “Adjusted EBITDA PSUs”), with the actual number of target TSR PSUs determined by dividing the target value by the Monte Carlo valuation of one performance share unit and the actual number of target Adjusted EBITDA PSUs determined by dividing the target value by the grant date fair value of one performance share.
As more fully described below, the target number of performance share units may be earned from 0% to 150% of target based on the results of the two metrics over a three-year performance period. Once earned, the performance share units convert to and are settled in shares of Denny’s Corporation stock on a one-for-one basis. The LTIP grants provide our named executive officers with incentives to achieve earnings targets and create stockholder value, and also encourage executive retention and promote stock ownership.
For more information regarding LTIP grants to our named executive officers in 2017, please see the “2017 Grants of Plan-Based Awards Table.” As indicated above, each 2017 LTIP award was granted with two equally weighted metrics of relative TSR and Adjusted EBITDA Growth, which we call "TSR PSUs" and "Adjusted EBITDA PSUs" for purposes of clarity with the description of the metrics below.
TSR Performance Share Units. TSR PSUs are earned based on the Company’s TSR over a three-year period relative to peer companies’ TSR performance, with no payout if relative TSR performance is below a threshold amount.

Payouts of the TSR PSUs will be between 0% and 150% of the target awards based on the Company’s TSR ranking relative to the Company’s peer group (listed previously) over the three-year performance period beginning on December 29, 2016 and ending December 25, 2019 (the Company’s fiscal years 2017, 2018, and 2019). The TSR PSUs will be earned and vested at the end of the performance period based on TSR performance. TSR, which combines share price appreciation and dividends paid to show a total return to the stockholder, will be calculated as follows:
TSR = (ending stock price – beginning stock price + reinvested dividends) / beginning stock price*
*A 20-day trading average will be used to determine the beginning and ending stock prices for the Company and its peer group
The Company’s TSR performance ranking compared to its peer group at the end of the three-year performance period determines the payout level as shown below:

Degree of Performance	Denny’s TSR Performance Ranking vs. Peers	Payout as a % of Target (1)
Below Threshold	<25th %ile	0%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	90th %ile	150%

_________

(1)	Payouts are interpolated between payout levels.

Adjusted EBITDA Performance Share Units. Adjusted EBITDA PSUs are earned based on the results of the Adjusted EBITDA Growth metric during the same three-year performance period. The Adjusted EBITDA Growth metric compares the Company’s performance of Adjusted EBITDA at the beginning and end of the performance period. The number of Adjusted EBITDA PSUs earned will be an amount between 0% and 150% of the target awards based on the Company's Adjusted EBITDA Growth performance at threshold (50%), target (100%), or maximum (150%) payout levels over the performance period. Linear interpolation is used to determine payouts for performance that falls between the designated levels of targeted performance.

We believe the specific performance goals relating to Adjusted EBITDA Growth are confidential, and that their disclosure would result in competitive harm to the Company. When the Adjusted EBITDA Growth goals were established, the Compensation Committee believed that they were challenging but achievable based upon a review of the Company's performance and its business goals and objectives for the performance period. The actual Adjusted EBITDA Growth rate targets utilized in the Company's 2017 LTIP (including performance against such goals) will be disclosed in the Company's proxy statement in the year following the year in which the 2017 LTIP performance period ends.

2015 LTIP Performance Results, Payout and Deferral. The three-year performance period under the 2015 LTIP concluded on December 27, 2017. The LTIP features for 2015 were the same as those previously described for the 2017 LTIP. The Company’s TSR for this period was 34.7% and in the 61st percentile compared to our peer group, resulting in TSR performance shares under the terms of the 2015 LTIP being earned at 113.1% of target. As set forth under the terms of 2015 LTIP, the CAGR for the Adjusted EBITDA Growth metric was calculated by comparing the ending Adjusted EBITDA for 2014 with the ending Adjusted EBITDA for 2017 (Adjusted EBITDA is a non-GAAP financial measure that is calculated as set forth in Appendix A) . This calculation resulted in a CAGR of 7.20% for the performance period, exceeding the maximum payout level of 6.00% and resulting in a maximum payout of 150%. Accordingly, the composite payout for the 2015 LTIP was 131.6% of target. These payouts under the 2015 LTIP to our named executive officers were as follows:

Executive Officer	Target Performance Shares (1)	Earned Performance Shares	Earned Performance Shares Paid Out (2)	Earned Performance Shares Deferred (3)
John C. Miller	178,260	235,694	-	235,694
F. Mark Wolfinger	50,526	66,806	66,806	-
Christopher D. Bode	28,873	38,176	38,176	-
Timothy E. Flemming	29,310	38,754	38,754	-
Michael L. Furlow	-	-	-	-
Total	286,969	379,430	143,736	235,694
________

(1) Includes TSR PSUs and Adjusted EBITDA PSUs.
(2) Performance shares units are payable on a "1-for-1" basis in shares of Common Stock.
(3) Performance shares units which were deferred pursuant to the Denny's, Inc. Deferred Compensation Plan and are payable on a "1-for-1" basis in Common Stock upon the executive officer's termination of service.

For a further description of the calculation of the Company's TSR performance, a description of the Company peer group, and other elements of the 2015 LTIP, see pages 22 and 23 of the Company's 2015 Proxy Statement.

Benefits and Perquisites
In General. The Company’s executives are eligible to participate on the same basis as other salaried employees in health and welfare plans, qualified retirement and savings plans, and other benefit plans intended to provide a financial safety net of coverage for various significant life events, such as death, disability and retirement. Along with other members of the management team, our named executive officers also participate in a non-qualified savings plan intended to allow them to contribute to a deferred compensation plan without regard to IRS limits on the amount of earned compensation that can be voluntarily deferred into a 401(k) retirement plan. Our named executive officers also receive certain perquisites, including telecommunication allowances, car allowances and reimbursement for executive physicals. These perquisites serve a business purpose, are limited in value, and are consistent with those of restaurant companies and other companies of similar size.
Retirement and Savings Plans
Pension Benefits. The Company provides pension benefits through a tax qualified pension plan (the "Advantica Pension Plan") and, due to the limits on benefits and compensation under the Internal Revenue Code of 1986, as amended (the “Code”), an ancillary non-qualified plan. Each of these plans was frozen to new participants on January 1, 2000 and for benefit accrual purposes on December 31, 2004.
Only one named executive officer (Mr. Flemming) had accrued pension benefits under these plans, with the majority of benefits being held under the ancillary non-qualified plan. There were no new benefit accruals to any of our named executive officers in 2017. During 2014, the Board approved the termination of the Advantica Pension Plan as of December 31, 2014. The liquidation of the Advantica Pension Plan was completed in 2016.
401(k) Plan/Deferred Compensation Plan. Generally, all employees are eligible to participate in the Company’s 401(k) Plan, with participants able to elect to contribute up to 25% of their compensation. For 2016, the plan was amended and restated to incorporate a "safe harbor" plan design, which included changes to participant eligibility, company contribution amounts and vesting. As a result, beginning in 2016, the Company matches up to a maximum of 4% of compensation deferred by the participant. Prior to 2016, we made matching contributions of up to 3% of compensation deferred by the participant.
Additionally, a non-qualified deferred compensation plan is offered to certain employees. This plan allows participants to defer up to 50% of their annual salary and up to 100% of their bonus, on a pre-tax basis. Also beginning in 2017, certain officers are permitted to defer under this plan all or a portion of their awarded performance share units that vest under the Company's LTIP.
Prior to 2016, we made matching contributions of up to 3% of compensation deferred by the participant under the non-qualified deferred compensation plan due to the fact that our executives, in accordance with IRS limits, were unable to receive the Company's matching contribution under the 401(k) plan. Beginning in 2016, matching contributions are no longer available under the deferred compensation plan since executive officers are permitted to receive matching contributions under the 401(k) plan with the "safe harbor" plan design. For more information regarding the deferral of compensation under the Company's deferred compensation plan for our named executive officers, please see the "Nonqualified Deferred Compensation Table" in this Proxy Statement.
Post-Termination Payments
In General. All of our executive officers participate in the Denny’s Corporation Amended and Restated Executive and Key Employee Severance Pay Plan (the “Severance Plan”). The Severance Plan was originally adopted in January 2008 and last amended and restated on May 9, 2017. The Severance Plan provides severance payments and benefits to our named executive officers in a consistent manner. In the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), the Severance Plan provides for, among other items, salary continuation and health benefits for 12 months. Under the Severance Plan’s change in control provisions (i) the Company's president and any executive vice presidents are entitled to an enhanced severance payment equal to two times base salary and target bonus plus health benefits for 24 months, and (ii) senior vice presidents receive a lump sum payment equal to one times base salary and target bonus. Two events (i.e., a "double trigger") must take place – a change in control of the Company and a qualifying associated termination of the employee – before a participant is entitled to these enhanced benefits. Under the Severance Plan, no benefits are payable following a termination for cause or voluntary termination (resignation without good reason).

We provide involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in the market in which we compete for executive talent. Furthermore, we provide enhanced benefits in the event of a change in control to protect against disruption during change in control activities. Potential benefits under the Severance Plan for our named executive officers are discussed further under the section entitled “Summary of Termination Payments and Benefits” later in this Proxy Statement.

Tax Considerations
Our Compensation Committee considers the tax and accounting treatment associated with the cash and equity awards it makes, although these considerations are not the overriding factor that the Compensation Committee uses in making its decisions. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to our named executive officers, other than our Chief Financial Officer, Mark Wolfinger. This limitation does not apply to compensation that meets the requirements under Section 162(m) for the “qualified performance-based” compensation exemption. The 2017 CIP and the 2017 LTI program were designed to meet the exemption from the $1 million limitation under Section 162(m) and be fully deductible by the Company. The Compensation Committee intends to maximize the deductibility of executive compensation while retaining some discretion to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. To maintain flexibility in this competitive landscape, our Compensation Committee has not adopted a policy requiring all compensation to be deductible.

Section 162(m) of the Code was changed substantially in connection with the adoption of the Tax Cuts and Jobs Act that was signed into law on December 22, 2017 (the “Act”). Under the Act, the “qualified performance-based” compensation exemption was repealed for tax years beginning in 2018, unless such compensation qualifies for transition relief applicable for compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017. The application and interpretation of the transition relief under the legislation is ambiguous and although we expect that certain incentive compensation will satisfy this transition relief, no assurances can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) of the Code as “qualified performance-based” compensation will, in fact, be fully deductible.

Compensation and Corporate Governance Best Practices
Stock Ownership Guidelines. The Company has stock ownership guidelines for its directors and executive officers. The guidelines were originally effective January 25, 2011, later amended and restated as of January 1, 2014 and January 1, 2015, and most recently amended effective January 31, 2017 to (i) increase the ownership multiples of our CEO (to five times base salary), directors (to five times their annual cash retainer), and executive vice presidents (to three times base salary); and (ii) to add an ownership requirement for all vice presidents of the Company.
Required stock ownership levels are the lesser of (1) a number of shares with an aggregate fair market value (based upon the current 50-day average Company stock price) equal to or greater than the value of an individual’s current base salary or annual cash Board retainer times his or her designated multiple set forth below or (2) a number of shares fixed as of the later of January 1, 2015 (the effective date of the January 1, 2015 stock ownership guidelines amendment and restatement) or the date on which an individual becomes subject to the guidelines, as determined in the manner set forth below.
Required stock ownership/retention levels for directors and officers is based upon the following multiples(1):

◦	Directors and CEO – 5 X annual cash board retainer/base salary

◦	Executive Vice Presidents – 3 X base salary

◦	Senior Vice Presidents – 1 X base salary

◦	Vice Presidents - 1 X base salary
_________
(1) Any executive officer who is also a member of the Company’s Board of Directors will be required to maintain the ownership level set for his or her executive officer position.

The fixed number of shares referenced above is calculated for each officer and director as of the later of January 1, 2015 or the date on which an individual becomes subject to these guidelines, in the following manner:

Base Salary / Cash Board Retainer	X	Appropriate Multiple	/	200-Day Average Stock Price (based on the last 200 trading days prior to the later of the effective date of the guidelines or date an individual becomes subject to the guidelines)	=	Fixed Share Amount (number of shares)

Each officer and director will be expected to attain and thereafter maintain his or her required stock ownership level within five years from the later of January 1, 2015 or the date on which such officer or director becomes subject to the guidelines. Once a required ownership level is attained, an individual is expected to maintain such level. Any executive or director who has not attained and maintained his or her stock ownership level within the five-year compliance period will not be permitted to sell Company stock received from the Company until the required level is attained and maintained.
Compensation Clawback Policy. The Company has a compensation clawback policy for named executive officers and certain other key employees that provides for the recoupment by the Company under certain circumstances of annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation other than base salary. In the event of a restatement of the Company’s previously issued financial statements as a result of an error, omission, fraud or non-compliance with financial reporting requirements (but not including any restatement or adjustment due to a change in applicable accounting principles, rules or interpretations), or a determination by the Compensation Committee that a material error was made in computing the amount of any incentive compensation, the Compensation Committee has discretion to direct the Company to recover from one or more current or former employees the incremental incentive compensation in excess of the incentive compensation that would have been earned, paid or vested based on the related or adjusted financial results.

Anti-Hedging Policy. The Company has a policy that prohibits executive officers and directors from engaging in transactions in puts, calls or other derivatives relating to Company securities on an exchange or any other organized market. The policy also prohibits executive officers and directors from engaging in certain forms of hedging or monetization transactions with respect to Company stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts, and exchange funds.

Anti-Pledging Policy. The Company has a policy that prohibits executive officers and directors (except under limited circumstances) from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Summary Compensation Table
The following Summary Compensation Table sets forth the compensation paid to, or earned by, the Company’s named executive officers for the years shown below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and NQDC Earnings ($)		All Other Compensation ($)		Total ($)
John C. Miller	2017	871,154	—	2,406,245	(1)	500,042	(2)	—		32,394	(4)	3,809,835
President and	2016	844,615	—	2,125,015		2,194,543		—		29,994		5,194,167
Chief Executive Officer	2015	805,000	—	2,037,503		1,991,080		—		77,216		4,910,799

F. Mark Wolfinger	2017	525,000	—	656,257	(1)	271,215	(2)	—		30,040	(4)	1,482,512
Executive Vice President,	2016	525,000	—	656,252		919,249		—		29,840		2,130,341
Chief Administrative Officer and	2015	525,000	—	577,510		954,769		—		52,564		2,109,843
Chief Financial Officer

Christopher D. Bode	2017	372,692	—	375,006	(1)	149,748	(2)	—		22,100	(4)	919,546
Senior Vice President and	2016	353,077	—	350,008		378,110		—		21,777		1,102,972
Chief Operating Officer	2015	330,000	—	330,017		401,300		—		11,300		1,072,617

Timothy E. Flemming	2017	353,462	—	355,006	(1)	142,021	(2)	41,775	(3)	23,260	(4)	915,524
Senior Vice President,	2016	341,154	—	335,009		383,080		19,236		11,040		1,089,519
General Counsel and	2015	335,000	—	335,012		425,041		—		31,924		1,126,977
Chief Legal Officer

Michael L. Furlow	2017	222,904	110,000	334,725	(1)	89,563	(2)	—		273,344	(4)	1,030,536
Senior Vice President and
Chief Information Officer
____________

(1)
The amounts reflect the grant date fair value of performance share units granted pursuant to our 2017 LTIP determined in accordance with FASB Accounting Standards Codification 718, "Compensation-Stock Compensation" ("FASB ASC 718"). Each 2017 LTIP award was granted with two equally weighted metrics of relative TSR and Adjusted EBITDA Growth. The $13.05 grant date fair value of the performance share units relating to the relative TSR metric was determined using the Monte Carlo Valuation method. The target number of performance share units relating to the relative TSR metric granted to Messrs. Miller, Wolfinger, Bode, Flemming and Furlow was 92,193, 25,144, 14,368, 13,602 and 12,835, respectively. The $12.17 grant date fair value of the performance share units relating to the Adjusted EBITDA Growth metric was based on the closing stock price per share of our stock on the grant date. The target number of performance share units relating to the Adjusted EBITDA Growth metric granted to Messrs. Miller, Wolfinger, Bode, Flemming and Furlow was 98,860, 26,962, 15,407, 14,585 and 13,741, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved, is $3,609,367, $984,385, $562,508, $532,508 and $502,087 for Messrs. Miller, Wolfinger, Bode, Flemming and Furlow, respectively. Additional information regarding the 2017 LTIP can be found in the CD&A. Details on the valuation and terms of this award can be found in Note 12 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on February 26, 2018.

(2)	The amounts include performance-based bonuses earned under the 2017 CIP. Refer to the CD&A for more information regarding the 2017 CIP.

(3)
The amount represents the change in actuarial present value of the accumulated benefits accrued by Mr. Flemming as a participant in the Supplemental Pension Plan. Additional information regarding these benefits may be found in the Pension Benefits Table and the Summary of Termination Payments and Benefit section elsewhere in this Proxy Statement.

(4)
The amounts for Messrs. Miller, Wolfinger, Bode, Flemming and Furlow include Company contributions to their 401(k) accounts of $13,354 $11,000, $10,800, $12,220 and $2,062, respectively. The amounts also include the following perquisites: a car allowance of $18,000, $18,000, $10,000, $10,000 and $6,654 for Messrs. Miller, Wolfinger, Bode, Flemming and Furlow, respectively and a telecom allowance of $1,040, $1,040, $1,300, $1,040 and $692 for Messrs. Miller, Wolfinger, Bode, Flemming and Furlow, respectively. The amount for Mr. Furlow also includes relocation of $139,956, including a tax gross-up of $22,878 and $123,980, including a tax gross-up of $42,110, to satisfy Mr. Furlow’s repayment obligation to a previous employer.

2017 Grants of Plan-Based Awards Table
The following table sets forth information concerning each grant of awards made to named executive officers in the last completed fiscal year under any of the Company’s plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John C. Miller		435,577	871,154	1,306,731
	1/31/17				95,527	191,053	286,580	2,406,245
F. Mark Wolfinger		236,250	472,500	708,750
	1/31/17				26,053	52,106	78,159	656,257
Christopher D. Bode		130,442	260,884	391,326
	1/31/17				14,888	29,775	44,663	375,005
Timothy E. Flemming		123,712	247,423	371,135
	1/31/17				14,094	28,187	42,281	355,005
Michael L. Furlow		78,017	156,033	234,050
	4/17/17				13,289	26,576	39,865	334,725

(1)
Reflects threshold, target and maximum payout levels of performance-based bonuses awarded pursuant to the Company’s 2017 CIP under the 2012 Omnibus Incentive Plan. The actual amounts earned by each of the named executive officers in 2017 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Refer to the CD&A for more information regarding our annual cash incentive bonus program.

(2)
Reflects threshold, target and maximum payout levels of performance share units that may be earned contingent on the results of the 2017 LTIP under the 2012 Omnibus Incentive Plan. Refer to the CD&A for more information regarding the 2017 LTIP.

(3)	The grant date fair value of awards is determined pursuant to FASB ASC 718.

2017 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information concerning unexercised options, stock awards that have not vested and equity incentive plan awards for each named executive officer outstanding as of the end of the Company’s last completed fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (7)
John C. Miller	200,000	(1)	—	3.89	2/1/2021
						224,281	(5)	3,005,365
						191,053	(6)	2,560,110

F. Mark Wolfinger	54,380	(2)	—	2.59	3/17/2018
	51,500	(3)	—	1.67	3/31/2019
	150,000	(4)	—	2.36	1/26/2020
	95,700	(1)	—	3.89	2/1/2021
						69,263	(5)	928,124
						52,106	(6)	698,221

Christopher D. Bode						36,941	(5)	495,009
						29,775	(6)	398,985

Timothy E. Flemming	43,600	(3)	—	1.67	3/31/2019
	30,000	(4)	—	2.36	1/26/2020
	40,400	(1)	—	3.89	2/1/2021
						35,358	(5)	473,797
						28,187	(6)	377,706

Michael L. Furlow						26,576	(6)	356,118
______________

(1)	The options were granted on February 1, 2011 and vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)	The options were granted on March 17, 2008 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(3)	The options were granted on March 31, 2009 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(4)	The options were granted on January 26, 2010 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(5)
Reflects the target amount of performance share units that may be earned by the named executive officer pursuant to our 2016 LTIP and is payable in shares of Common Stock. These performance share units will be earned and vest (from 0% to 150% of the target award) based on the results of two equally weighted performance metrics (Adjusted EBITDA Growth and TSR compared to peer group TSR) over a three-year performance period ending on December 26, 2018.

(6)
Reflects the target amount of performance share units that may be earned by the named executive officer pursuant to our 2017 LTIP and is payable in shares of Common Stock. These performance share units will be earned and vest (from 0% to 150% of the target award) based on the results of two equally weighted performance metrics (Adjusted EBITDA Growth and TSR compared to peer group TSR) over a three-year performance period ending on December 25, 2019. Additional information regarding the 2017 LTIP can be found in the CD&A.

(7)	Reflects the value as calculated using the closing price per share of our Common Stock as of December 27, 2017 ($13.40).

2017 Option Exercises and Stock Vested Table
The following table sets forth information concerning each exercise of stock options and vesting of stock awards, including performance share units, during the last completed fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)		Value Realized on Vesting ($) (2)
John C. Miller	—	—	235,694	(3)	3,158,300
F. Mark Wolfinger	72,220	769,123	66,806		895,200
Christopher D. Bode	—	—	38,176		511,558
Timothy E. Flemming	37,000	367,971	38,754		519,304
Michael L. Furlow	—	—	—		—
______________

(1)	The amounts in these columns reflect stock options exercised by the named executive officers pursuant to our various equity plans as follows:

Name	Options Exercised	Exercise Price	Exercise Date	Market Value Upon Exercise
F. Mark Wolfinger	1,800	$2.59	8/16/2017	$12.37
F. Mark Wolfinger	5,000	$2.59	11/16/2017	$12.56
F. Mark Wolfinger	5,000	$2.59	11/17/2017	$12.59
F. Mark Wolfinger	10,000	$2.59	11/28/2017	$13.07
F. Mark Wolfinger	8,500	$2.59	12/4/2017	$13.66
F. Mark Wolfinger	914	$2.59	12/5/2017	$13.50
F. Mark Wolfinger	10,000	$2.59	12/6/2017	$13.32
F. Mark Wolfinger	6,006	$2.59	12/7/2017	$13.30
F. Mark Wolfinger	10,000	$2.59	12/13/2017	$13.40
F. Mark Wolfinger	5,000	$2.59	12/14/2017	$13.52
F. Mark Wolfinger	10,000	$2.59	12/15/2017	$13.44
Timothy E. Flemming	37,000	$2.59	11/16/2017	$12.54
______________

(2)
Reflects the amount of vested performance share units awarded to the named executive officer pursuant to our 2015 LTIP. The performance share units were earned and vested on December 27, 2017 and the value reported is based on the closing price per share of our Common Stock on such date ($13.40).

(3)
Under the terms of the Denny’s, Inc. Deferred Compensation Plan, As Amended and Restated Effective March 1, 2017 (the "Deferred Compensation Plan"), certain employees may defer up to 100% of the performance share units earned under the 2015 LTIP. Mr. Miller elected to defer 100%, or 235,694 performance share units that vested under the 2015 LTIP.

2017 Pension Benefits Table
The following table sets forth information with respect to the Supplemental Pension Plan, a non-qualified ancillary plan, which provides for payments or other benefits to the named executive officers at, following, or in connection with their retirement. The plan was frozen to new participants on January 1, 2000.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John C. Miller	n/a	—	—	—
F. Mark Wolfinger	n/a	—	—	—
Christopher D. Bode	n/a	—	—	—
Timothy E. Flemming	Supplemental Pension Plan	10	386,414	—
Michael L. Furlow	n/a	—	—	—

During the period between December 31, 1999 and 2004, all pension benefit accruals for a select group of management and highly compensated employees were earned under the Supplemental Pension Plan, a non-qualified ancillary plan, which provided for benefits restricted by the limits on benefits and compensation under the Code. As a result of these events, Mr. Flemming is the only named executive officer who participates in the Supplemental Pension Plan, and he has not accrued any benefit under the plans after December 31, 2004.

The table above shows the estimated lump sum that could be payable under the Supplemental Pension Plan upon a person’s normal retirement at age 65. Details on the assumptions made in this can be found in Note 11 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on February 26, 2018.
2017 Nonqualified Deferred Compensation Table
The following table sets forth information with respect to the Company’s Deferred Compensation Plan which provides for the deferral of compensation for the named executive officers that is not tax-qualified.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($) (3)
John C. Miller	3,285,419	(1)(2)	—	236,257	—	4,820,728
F. Mark Wolfinger	—		—	47,986	—	493,454
Christopher D. Bode	—		—	—	—	—
Timothy E. Flemming	106,516	(1)	—	114,660	—	717,083
Michael L. Furlow	—		—	—	—	—
_____________

(1)
The executive contributions for Messrs. Miller and Flemming include $127,119 and $106,516, respectively, related to deferred salary and/or bonus that are reported as 2017 compensation in the Summary Compensation Table.

(2)
The executive contributions for Mr. Miller includes $3,158,300 of deferred performance share units awarded to him pursuant to our 2015 LTIP. The performance share units were earned and vested on December 27, 2017 and the value reported is based on the closing price of our Common Stock on such date ($13.40).

(3)
Aggregate balances as of December 27, 2017 include the following amounts that were reported as compensation to the named executive officers in the Summary Compensation Table for years prior to 2017: $1,000,090 for Mr. Miller (2011-2016), $479,785 for Mr. Wolfinger (2006-2015) and $317,247 for Mr. Flemming (2013-2016).

The Deferred Compensation Plan allows eligible employees to defer current compensation on a pre-tax basis. Effective March 1, 2017, certain eligible employees may also defer performance share units that are earned by the employee pursuant to his or her performance award under the LTIP, which performance award provides the employee with the ability to earn shares of our Common Stock under our equity incentive plans if the performance goals set forth in the performance award are met. Participation in the Deferred Compensation Plan is limited to a select group of management or highly compensated employees of Denny’s, Inc.

Under the terms of the Deferred Compensation Plan, a participant may elect to defer up to 50% of his or her base salary and up to 100% of his or her annual bonus (effective January 1, 2018 up to 75% of annual bonus), on a pre-tax basis. A participant may defer up to 100% of the performance share units that are earned by the participant under the LTI Program. Discretionary contributions may be made to the Deferred Compensation Plan, but none are currently made, and, prior to January 1, 2016, matching contributions were made to the Deferred Compensation Plan. Deferrals of base salary and bonus will be credited to the participant’s account on a periodic basis consistent with the payroll cycle. A participant’s performance share unit deferrals are credited after the performance share units are earned to an account as units, with each unit equivalent in value to one share of our Common Stock. Deferral elections as to base salary and bonus will remain in effect from plan year to plan year unless modified or revoked by the participant during an enrollment period. A new deferral election is required with respect to each deferral of performance share unit awards.

The portion of the participant’s account that consists of cash compensation deferrals will be credited with earnings and losses based on the investment options selected by the participant. Dividend equivalents on performance share units are credited to the participant’s account and may be invested in the same manner as cash deferrals under the Deferred Compensation Plan. A participant may request a change in allocation of an account balance or future deferrals at any time.

A participant is at all times 100% vested in his or her elective deferrals of cash compensation and earnings thereon. Discretionary contributions and earnings thereon become vested as determined by the committee appointed to administer the Deferred Compensation Plan and matching contributions and earnings thereon for periods prior to January 1, 2016 were 100% vested at all times. Elective deferrals of earned performance share units and dividend equivalents (and earnings) thereon are also 100% vested at all times.

Subject to the terms of the Deferred Compensation Plan, a participant may elect, in accordance with the terms of the Deferred Compensation Plan, to receive salary and bonus deferrals (and discretionary and matching contributions) credited to his or her account on fixed date(s) while still employed by Denny’s, Inc. or following termination of employment. These amounts are payable in cash generally in the form of a lump sum distribution or in installments of up to ten years (or a maximum of five years for in-service distributions), at the election of the participant made in accordance with the terms of the Deferred Compensation Plan, and subject to exceptions as set forth in the Deferred Compensation Plan (including in the event of a change in control or the participant’s death or disability).

Subject to the terms of the Deferred Compensation Plan, a participant will receive performance share units and dividend equivalents credited to his or her account following termination of employment. When paid, the deferred performance share units are converted into an equivalent number of shares of our Common Stock. Dividend equivalents are paid in cash. These amounts are payable in the form of a lump sum distribution or in installments of up to ten years, at the election of the participant made in accordance with the terms of the Deferred Compensation Plan and subject to exceptions as set forth in the Deferred Compensation Plan (including in the event of a change in control).

As a result of Code Section 409A, certain key employees (including the named executive officers) may be subject to a six-month waiting period for distribution following termination of employment.

Summary of Termination Payments and Benefits
In 2017, Messrs. Miller, Wolfinger, Bode, Flemming and Furlow were participants in the Severance Plan, which provides for severance payments and benefits in the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), plus enhanced benefits if such termination is in connection with a change in control of the Company.
The following table summarizes the approximate value of the termination payments and benefits that each of Messrs. Miller, Wolfinger, Bode, Flemming and Furlow would have received if they had terminated employment at the close of business on December 27, 2017. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees, as well as the executive’s accrued but unpaid obligations. The amounts also exclude benefits and payments that are disclosed in the Pension Benefits Table and the Nonqualified Deferred Compensation Table elsewhere in this Proxy Statement.

	John C. Miller	F. Mark Wolfinger	Christopher D. Bode	Timothy E. Flemming	Michael L. Furlow
Reason for Termination:

By Company Without Cause; By Executive for Good Reason
Cash Severance (1)	$875,000	$525,000	$375,000	$355,000	$167,500
Health & Welfare Continuation (estimated)(2)	21,440	17,359	12,063	12,065	6,032
Outplacement Services (estimated) (3)	20,000	20,000	20,000	20,000	20,000
Total	$916,440	$562,359	$407,063	$387,065	$193,532

Death or Disability
Accelerated 2016 LTIP Award (4)	$2,731,585	$843,575	$449,916	$430,635	$—
Accelerated 2017 LTIP Award (4)	1,003,763	273,757	156,433	148,091	139,644
Total-Death or Disability	$3,735,348	$1,117,332	$606,349	$578,726	$139,644

Termination Within 24 Months Following a Change of Control (By Company Without Cause; By Executive for Good Reason)
Cash Severance (1)	$3,500,000	$1,995,000	$637,500	$603,500	$569,500
Health & Welfare Continuation (estimated) (2)	42,880	34,718	12,063	12,065	12,063
Accelerated 2016 LTIP Award (4)	4,097,378	1,265,362	674,874	645,953	—
Accelerated 2017 LTIP Award (4)	3,019,585	823,534	470,593	445,496	420,086
Outplacement Services (estimated) (3)	20,000	20,000	20,000	20,000	20,000
Estimated Code Section 280G "Cut-Back" to Avoid Excise Tax (5)	(2,993,769)	—	(83,203)	—	—
Total	$7,686,074	$4,138,614	$1,731,827	$1,727,014	$1,021,649
____________

(1)
Reflects severance payments pursuant to the Severance Plan consisting of (a) for Messrs. Miller and Wolfinger, salary continuation for 12 months, or a lump sum payment equal two times base salary and target bonus in the event of termination within two years of a change in control; (b) for Messrs. Bode and Flemming, salary continuation for 12 months, or a lump sum payment equal one times base salary and target bonus in the event of termination within two years of a change in control; and (c) for Mr. Furlow, salary continuation for six months, or a lump sum payment equal one times base salary and target bonus in the event of termination within two years of a change in control.

(2)
Reflects a payment pursuant to the Severance Plan equal to (a) for Messrs. Miller and Wolfinger, the cost of providing continued health and welfare benefits for a period of 12 months following termination, or a period of 24 months following termination within two years of a change in control; (b) for Messrs. Bode and Flemming, the cost of continued health and medical benefits under Section 4980B of the Code (COBRA coverage) for a 12 month period less the amount the executive would have paid for health and medical benefits had he remained employed with the Company; and (c) for Mr. Furlow, the cost of COBRA coverage for a six month period (12 month period in the event of a change in control) less the amount the executive would have paid for health and medical benefit had he remained employed with the Company.

(3)	Executives are eligible to receive up to $20,000 of outplacement services pursuant to the Severance Plan for a period of 12 months following termination.

(4)
2016 and 2017 performance shares vest upon a change in control at the actual performance level at the date of change in control. Upon death or termination upon permanent disability, the performance shares vest on a pro rated basis based upon actual performance.

(5)
The Severance Plan provides that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

The Severance Plan provides that receipt of payments and benefits under the plan is contingent upon a plan participant entering into a separation agreement and general release of claims, the material provisions of which include a non-disparagement agreement and covenant not to sue, a two year disclosure and use of confidential information restriction, and a twelve month restriction not to (i) solicit Company employees employed at time of participant's employment, (ii) solicit customers of the Company at time of participant's employment, and (iii) compete within the family dining segment.
2017 Director Compensation Table
The following table sets forth information concerning the compensation of the Company’s non-employee directors for 2017.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Gregg R. Dedrick	90,000	100,004	190,004
José M. Gutiérrez	80,000	100,004	180,004
George W. Haywood	80,000	100,004	180,004
Brenda J. Lauderback	137,500	155,003	292,503
Robert E. Marks	100,000	100,004	200,004
Donald C. Robinson	92,500	100,004	192,504
Debra Smithart-Oglesby	80,000	100,004	180,004
Laysha Ward	75,000	100,004	175,004
_________

(1)	The amounts in this column reflect the cash fees earned and/or paid to our non-employee directors as described below under “2017 Director Compensation Program.”

(2)
The amounts in this column reflect the grant date fair value of deferred stock units (“DSUs”) and restricted stock units (“RSUs”) awarded to directors pursuant to our equity incentive plans determined in accordance with FASB ASC 718. Details on the valuation and terms of these awards can be found in Note 12 to the Consolidated Financial Statements in our Form 10-K filed with the SEC on February 26, 2018. The aggregate number of DSUs held as of December 27, 2017 for Messrs. Dedrick, Gutiérrez and Haywood, Ms. Lauderback, Messrs. Marks and Robinson and Mss. Smithart-Oglesby and Ward were 23,372, 81,252, 82,069, 154,654, 164,439 (includes 10,000 RSUs), 139,861, 210,877 and 92,267, respectively. The aggregate number of stock options held as of December 27, 2017 for Mr. Marks was 18,900.

2017 Director Compensation Program

The non-employee director compensation is comprised of annual cash fees and an annual equity grant as follows:

Annual Cash Fees.

•	An annual cash retainer of $75,000 (for all non-employee directors other than the Board Chair);

•	An annual cash retainer of $130,000 for the Board Chair;

•	An additional annual cash retainer of $20,000 for the chair of the Audit Committee;

•	An additional annual cash retainer of $15,000 for the chair of the Compensation Committee;

•	An additional annual cash retainer of $15,000 for the chair of the Governance Committee;

•	A $5,000 annual cash retainer is paid to the Audit Committee members due to the additional number of regularly scheduled meetings; and

•	A meeting fee of $500 (for telephonic) or $1,000 (for in-person) for each Board or Committee meeting attended in excess of ten meetings during a calendar year.

Subject to any applicable deferral election, all retainer amounts are payable in quarterly installments in advance, and all meeting fees are payable in the quarter following the date of the meeting. All Board members are given the opportunity to elect to defer all or a specified percentage of their cash retainer amounts in the form of share-settled DSUs.

Annual Equity Grant.

Board members receive an annual grant of DSUs valued at $100,000, or $155,000, in the case of the Board Chair. All DSUs settle in shares of Denny’s common stock on a one-for-one basis. All DSUs will 100% vest on the first anniversary of grant and settle in shares of common stock upon a termination of service, including in connection with a change in control, subject to a deferral election.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of the Common Stock to file reports of initial ownership and changes in their ownership of the Common Stock with the SEC. Additionally, SEC regulations require that the Company identify any individuals for whom any of such reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge (based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 27, 2017) the Company’s officers, directors and 10% stockholders complied on a timely basis with their Section 16(a) filing requirements for the fiscal year ended December 27, 2017.

RELATED PARTY TRANSACTIONS

Wells Fargo Bank, National Association (“Wells Fargo”) is disclosed as a related person because its parent holding company, Wells Fargo & Company, has disclosed beneficial ownership in excess of 5% of our Common Stock in its filings with the SEC as described further under “Equity Security Ownership-Principal Stockholders” in this Proxy Statement. Wells Fargo serves as the administrative agent (and provides related interest rate swaps) with respect to our bank credit facility, the administrator under our 401(k) retirement plan, and our depositary bank and it receives customary fees in connection with such capacities.
During the Company’s last fiscal year, other than the transactions and relationships set forth above, there were no transactions that occurred or relationships that existed between the Company and its directors, director nominees, executive officers, 5% stockholders or their respective immediate family members that require disclosure under SEC regulations.
The Company maintains a written policy and procedures for the review, approval or ratification of related party transactions. Pursuant to the Company’s Related Party Transaction Policy and Procedures, the Company will enter into or ratify transactions with “related parties” (as the term is defined in Item 404 of Regulation S-K) only when the Board, acting through the Governance Committee determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides or receives products or services to or from a related party on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Accordingly, the Governance Committee will review the material facts of all proposed related party transactions that require approval and either approve or disapprove of the entry into the related party transaction. If advance Governance Committee approval of a related party transaction is not feasible, then the related party transaction will be considered and, if the Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
CODE OF ETHICS
Denny’s Corporation has adopted a code of ethics entitled “Denny’s Code of Conduct” which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, all other executive officers and key financial and accounting personnel as well as each salaried employee of the Company. The Denny’s Code of Conduct is posted on the Company’s website at www.dennys.com.
The Company will post on its website any amendments to, or waivers from, a provision of the Denny’s Code of Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Denny’s Corporation files with, or submits to, the SEC and in other public communications made by Denny’s Corporation; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of Denny’s Code of Conduct to an appropriate person or persons identified in the code; or (v) accountability to adherence to the Code of Conduct.

OTHER MATTERS
Expenses of Solicitation
The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, by telephone or facsimile or by corporate officers and employees of the Company without additional compensation. If you vote via the telephone or Internet or participate in the Annual Meeting through the Internet, you may incur costs associated with the telephone or electronic access, such as usage charges from Internet access providers and telephone companies, which the Company will not reimburse. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Discretionary Proxy Voting
In the event that any matters other than those referred to in the accompanying Notice of Meeting should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.
2019 Stockholder Proposals
In order for stockholder proposals intended to be presented at the year 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) to be eligible for inclusion in the proxy statement and the form of proxy for such meeting, they must be received by the Company at the corporate address set forth above no later than November 29, 2018. Regarding stockholder nominations of directors and stockholder proposals intended to be presented at the 2019 Annual Meeting but not included in the proxy statement, including stockholder nominations of directors, pursuant to Article II, Sections 2 and 3 of the By-laws, respectively, written notice of such proposals, to be timely, must be received by the Company no earlier than February 8, 2019 and no later than March 10, 2019 (i.e., no more than 90 days and no less than 60 days prior to May 9, 2019, the first anniversary of the Annual Meeting). In the event that the date of the 2019 Annual Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. All such nominations and proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in any such nominee not being eligible for election or such proposal’s underlying business not being eligible for consideration at the meeting. Such notices must contain the information specified in the By-laws, including information concerning the proposed nominee or proposal and information about the stockholder’s ownership of Common Stock.
Electronic Access to Future Proxy Materials and Annual Reports
Most stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by marking the appropriate box on your proxy card or by following the instructions provided for you if you vote over the Internet or by telephone. If you hold Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.
If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a notice in the mail with instructions containing the Internet address of those materials.
Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.
Householding of Annual Meeting Materials

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Company’s annual report for the fiscal year ended December 27, 2017 may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee.  Upon written or oral request to the Denny’s Corporation, Investor Relations, at the corporate address set forth in “General – Stockholder Voting – Voting by Proxy” in this proxy statement, the Company will promptly provide separate copies of this proxy statement and/or the Company’s annual report for the fiscal year ended December 27, 2017. Stockholders sharing an address who are receiving multiple copies of this proxy statement and/or the Company’s annual report for the fiscal year ended December 27, 2017 and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

FORM 10-K
A copy of the Company’s Form 10-K for the fiscal year ended December 27, 2017 as filed with the SEC is available, without charge, upon written request directed to Denny’s Corporation, Investor Relations, at the corporate address set forth in “General – Stockholder Voting – Voting by Proxy” in this Proxy Statement.

APPENDIX A
DENNY’S CORPORATION
Reconciliation of Net Income to Non-GAAP Operating Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis. The Company uses Adjusted Income Before Taxes, Adjusted EBITDA and Adjusted Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. We define Adjusted Free Cash Flow for a given period as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes. Management believes that the presentation of Adjusted Free Cash Flow provides useful information to investors because it represents a liquidity measure used to evaluate, among other things, operating effectiveness and is used in decisions regarding the allocation of resources. However, each of these non- GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Fiscal Year Ended
(In thousands, except per share amounts)	12/27/2017	12/28/2016
Net income	$39,594	$19,402
Provision for income taxes	17,207	16,474
Operating (gains), losses and other charges, net	4,329	26,910
Other nonoperating income, net	(1,743)	(1,109)
Share-based compensation	8,541	7,610
Adjusted Income Before Taxes	$67,928	$69,287

Interest expense, net	15,640	12,232
Depreciation and amortization	23,720	22,178
Cash payments for restructuring charges and exit costs	(1,660)	(1,810)
Cash payments for share-based compensation	(3,946)	(2,529)
Adjusted EBITDA	$101,682	$99,358

Cash interest expense, net	(14,566)	(11,232)
Cash paid for income taxes, net	(6,367)	(3,012)
Cash paid for capital expenditures	(31,164)	(34,031)
Adjusted Free Cash Flow	$49,585	$51,083

Net Income Reconciliation	Fiscal Year Ended
(In thousands)	12/27/2017	12/28/2016
Net income	$39,594	$19,402
Pension settlement loss	—	24,297
Losses on sales of assets and other, net	3,518	29
Impairment charges	326	1,098
Tax reform	(1,558)	—
Tax effect(1)	(1,165)	(2,492)
Adjusted Net Income(2)	$40,715	$42,334

Diluted weighted-average shares outstanding	70,403	77,206

Diluted Net Income Per Share	$0.56	$0.25
Adjustments Per Share	$0.02	$0.30
Adjusted Net Income Per Share	$0.58	$0.55
____________

(1)
Tax adjustments for the year ended December 27, 2017 are calculated using the Company's year-to-date effective tax rate of 30.3%. Tax adjustments for the loss on pension termination for the year ended December 28, 2016 are calculated using an effective tax rate of 8.8%. The remaining tax adjustments for the three months and year ended December 28, 2016 are calculated using the Company's year-to-date effective tax rate of 30.9%, which excludes the impact of the pension termination.

(2)
As required by ASU No. 2016-09, "Compensation - Stock Compensation: Improvements to Employee Share-Based Payment Accounting" issued by the FASB, excess tax benefits or deficiencies are now recorded to the provision for income taxes in the consolidated statements of income, on a prospective basis, instead of additional paid-in capital in the consolidated balance sheets.

A-1

Notice of Annual Meeting and Proxy Statement
Annual Meeting of Stockholders to be held May 9, 2018

DENNY'S CORPORATION
203 EAST MAIN ST. (P-12-02)
SPARTANBURG, SC 29319
ATTN: J. SCOTT MELTON

As a stockholder of Denny's Corporation, you have the option of voting the shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 P.M., Eastern Time, on May 8, 2018. The 2018 Proxy Statement and the 2017 Annual Report of Denny's Corporation are available at: http://materials.proxyvote.com/24869p

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 8, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DENN2018**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 8, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E41256-P03331

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DENNY'S CORPORATION

The Board of Directors recommends you vote "FOR" all nominees listed in Proposal 1, "FOR" Proposals 2 and 3 and "AGAINST" Proposal 4.

1. Election of (10) directors.

Nominees:	For	Against	Abstain
1a. Bernadette S. Aulestia	☐	☐	☐
1b. Gregg R. Dedrick	☐	☐	☐
1c. José M. Gutiérrez	☐	☐	☐
1d. George W. Haywood	☐	☐	☐
1e. Brenda J. Lauderback	☐	☐	☐
1f. Robert E. Marks	☐	☐	☐
1g. John C. Miller	☐	☐	☐
1h. Donald C. Robinson	☐	☐	☐
1i. Laysha Ward	☐	☐	☐
1j. F. Mark Wolfinger	☐	☐	☐

	For	Against	Abstain
2. A proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny's Corporation and its subsidiaries for the year ending December 26, 2018.	☐	☐	☐
3. An advisory resolution to approve the executive compensation of the Company.	☐	☐	☐
4. A stockholder proposal that requests Denny's Corporation adopt an enterprise-wide policy to phase out the use of medically important antibiotics for disease prevention purposes in its meat and poultry supply chain.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Note: Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2017 Annual Report are available at http://materials.proxyvote.com/24869p.

E41257-P03331

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY'S CORPORATION

The undersigned hereby appoints Brenda J. Lauderback and John C. Miller as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of the Common Stock of Denny's Corporation held of record by the undersigned on March 13, 2018 at the Annual Meeting of Stockholders to be held on May 9, 2018 or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3 AND "AGAINST" PROPOSAL 4.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed on the other side.)